UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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C&F FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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C&F Financial Corporation
802 Main Street
P.O. Box 391
West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank.  The meeting will be held on Tuesday, April 21, 2020, at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting.  Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly.  You have a choice of voting your shares by proxy over the Internet, by telephone or by signing, dating and mailing the enclosed proxy card.  Please take the time to vote by proxy now so that your shares are represented at the meeting.    If you decide to attend the Annual Meeting and vote in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

Larry G. Dillon	Thomas F. Cherry
Executive Chairman	President and Chief Executive Officer

West Point, Virginia

March 13, 2020

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

________________________________________________________________

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

_________________________________________________________________

TO BE HELD APRIL 21, 2020

The 2020 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, on Tuesday, April 21, 2020, at 3:30 p.m. for the following purposes:

1.

To elect one Class I director to the Board of Directors of the Corporation to serve until the 2021 Annual Meeting of Shareholders and four Class III directors to serve until the 2023 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers disclosed in the Proxy Statement.
3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2020.
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 21, 2020, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Jason E. Long
Secretary

March 13, 2020

IMPORTANT NOTICE

Your vote is important. You have a choice of voting by proxy over the Internet, by telephone or by signing, dating and mailing the enclosed proxy card.  Please take the time to vote by proxy now so that your shares are represented at the Annual Meeting.

If you decide to attend the Annual Meeting and vote in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

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C&F FINANCIAL CORPORATION

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

i

ii

GENERAL INFORMATION

2020 Annual Meeting of Shareholders and Proxy Information

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Corporation”) to be held Tuesday, April 21, 2020, at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The approximate mailing date of this Proxy Statement and accompanying proxy is March 13, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 21, 2020

The Notice of the 2020 Annual Meeting of Shareholders, this Proxy Statement, form of proxy and the 2019 Annual Report to Shareholders are available on the internet at the following website:

http://www.astproxyportal.com/ast/08723/

Voting in Person or by Proxy

You will receive multiple printed copies of the Proxy Statement and accompanying proxy if you hold your shares in different ways (such as, joint tenancy, through a trust, in a custodial account, etc.) or in more than one account. You should vote the shares represented by each proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

•	By Internet – you can vote over the Internet by following the instructions on the proxy card (you will need the control number on the proxy card);
•	By Telephone – you can vote by telephone (toll-free) by following the instructions on the proxy card (you will need the control number on the proxy card); or
•	By Mail – you can vote by mail by signing, dating and mailing the proxy card in the accompanying postage paid envelope.

Internet and telephone voting for shareholders of record is available 24 hours a day and will close at 11:59 p.m. Eastern Time on April 20, 2020.

If you hold your shares through a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers.

If you vote by proxy in time for the Annual Meeting, the individuals named on the proxy card (the “proxies”) will vote your shares in accordance with your instructions.  If you properly submit a proxy without specifying how to vote your shares with respect to a proposal, such proxy will be voted according to the recommendation of the Board of Directors, as follows:

Proposal	Recommendation of the Board of Directors
ONE	FOR each of the director nominees
TWO	FOR advisory, non-binding approval of the compensation of the Corporation’s named executive officers
THREE	FOR ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2020

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.

Voting by proxy over the Internet, by telephone or by mailing a proxy card will not affect your right to attend the Annual Meeting and to vote in person.

If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting as proof of your authority to vote the shares.

Revocation of Proxies

Submission of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person.  Any shareholder who has properly submitted a proxy may revoke it by attending the Annual Meeting and requesting to vote in person.

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

•	By submitting a written notice of revocation to the Secretary of the Corporation by the close of business on April 20, 2020;
•	By submitting by the close of business on April 20, 2020 a completed proxy card bearing a later date than any other proxy submitted by you;
•	By Internet by following the Internet voting instructions on the proxy card (you will need the control number on the proxy card) by 11:59 p.m. Eastern Time on April 20, 2020;
•	By telephone by following the telephone voting instructions on the proxy card (you will need the control number on the proxy card) by 11:59 p.m. Eastern Time on April 20, 2020; or
•	By attending the Annual Meeting and requesting to vote in person.

Your last submitted Internet vote, telephone vote or proxy card vote with respect to the same shares is the one that will be counted.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (804)  843-2360.

Voting Rights of Shareholders

Only those common shareholders of record at the close of business on February 21, 2020 are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.  The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,657,364.  The Corporation has no other class of voting stock outstanding.  A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting.  Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld.  If a quorum is present, the five nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even if less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

For all other proposals, votes may be cast in favor or against, or shareholders may abstain from voting. Approval of these other proposals (i.e., the non-binding advisory vote to approve executive compensation and the ratification of the appointment of the Corporation’s independent registered public accountant) requires an affirmative vote of a majority of the votes cast on the matter.  Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they generally do not count as votes cast and, therefore, will have no effect for purposes of determining whether such a matter is approved.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares.  The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2020 is considered a routine matter, while the election of directors and the non-binding advisory votes to approve executive compensation are considered to be non-routine matters.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation.  Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation.  We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection.  The Corporation engaged D. F. King & Co., Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $10,000 plus expenses.

BOARD AND GOVERNANCE MATTERS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors.  The term of office for Class III directors will expire at the Annual Meeting.  Four persons named below will be nominated to serve as Class III directors.  If elected, the Class III nominees will serve until the 2023 Annual Meeting of Shareholders.  In addition, one person named below will be nominated to serve as a Class I director.  If elected, the Class I nominee will serve until the 2021 Annual Meeting of Shareholders.  All director nominees currently serve as directors of the Corporation.    Mr. D. Anthony Peay and Mr. George R. Sisson III were both initially recommended to the Nominating Committee by the Chairman and CEO.

The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Nominating Committee.

The Board is not aware of any family relationship among any director, director nominee or executive officer;  nor is the Board aware of any involvement of any director, director nominee or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director, director nominee or executive officer.  None of the directors or director nominees serves, nor in the past five years has any director or director nominee served, as a director of any other public company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ONE NOMINEE NOMINATED TO SERVE AS A CLASS I DIRECTOR AND THE FOUR NOMINEES NOMINATED TO SERVE AS CLASS III DIRECTORS.

Director Nominees and Directors Continuing to Serve

Certain information concerning the nominees for election at the Annual Meeting as Class I and Class III directors is set forth below, as well as certain information about the remaining Class I and II directors who will continue in office until the 2021 and 2022 Annual Meetings of Shareholders, respectively, including the qualifications, skills and experience that the Board believes make the director or director nominee a good fit for service on the Board.  The Board of Directors of the Bank (the “Bank Board”) consists of the twelve current members of the Corporation’s Board listed below and Bryan E. McKernon, President and CEO of C&F Mortgage Corporation.

Class I Director Nominee—To Serve Until the 2021 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

D. Anthony Peay Director since 2019 Age 60

Mr. Peay is a retired CPA and community banker with over 36 years of experience in the banking industry.  Mr. Peay served as the Chief Financial Officer of Union Bankshares Corporation (now Atlantic Union Bankshares Corporation) for 18 years until his promotion to Chief Banking Officer in 2012, a position he held until his retirement in 2017.  During his time with Union Bankshares Corporation, Mr. Peay was a key member of the executive team with responsibility for accounting, financial reporting and investor relations, as well as playing a vital role in the company’s merger and acquisition activity.   Mr. Peay has significant experience with the preparation of Securities and Exchange Commission (“SEC”) filings, including periodic and annual reports and registration statements.  Mr. Peay’s background enables him to provide significant contributions to the Board regarding the financial performance of the Corporation and its compliance requirements as an SEC registrant, as well as overall management and strategic initiatives.

Class III Director Nominees—To Serve Until the 2023 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Dr. Julie R. Agnew Director since 2017 Age 50

Dr. Agnew is the Richard C. Kraemer Term Professor of Finance and Economics at the College of William & Mary’s Raymond A. Mason School of Business.  From 2014 until 2016, she was the Director of the Boehly Center for Excellence in Finance at the Mason School of Business. She is a TIAA Institute Fellow, a member of the Wharton School’s Pension Research Council Advisory Board and a Research Associate for the Center for Retirement Research at Boston College. Prior to pursuing her doctorate, Dr. Agnew worked as an analyst in investment banking for Salomon Brothers in New York City and as an equity research associate for Vector Securities International in Chicago.  Dr. Agnew has served as a member of the Bank Board since June 2016.  Dr. Agnew’s experience enables her to provide significant insights regarding the finances and economic risks of the Corporation.

J. P. Causey Jr.[1] Director since 1984 Age 76

In addition to being a self-employed attorney-at-law, Mr. Causey is Plan Administrator for Canal Corporation, formerly Chesapeake Corporation.  Mr. Causey previously served as executive vice president, secretary and general counsel for Canal Corporation, formerly a SEC registrant, from 2001 to 2011.  Mr. Causey had 27 years of experience with Canal Corporation.  During his time with Canal Corporation, Mr. Causey actively participated in the development of corporate strategy and in evaluating risk.  Mr. Causey also had direct supervisory responsibility for the corporate legal, communications, human resources, business ethics, environmental compliance and internal audit functions.  Mr. Causey played an active part in the drafting and/or review of periodic SEC filings and other corporate communications.  Mr. Causey’s background enables him to provide significant contributions with respect to the Corporation’s overall management, as well as with respect to its compliance obligations.

Thomas F. Cherry Director since 2015 Age 51

Mr. Cherry is the President and Chief Executive Officer of the Corporation and the Bank. Mr. Cherry has worked for the Corporation and the Bank for over 23 years.  He has been Chief Executive Officer since January 1, 2019 and President since December 2014 and was appointed to the Boards of Directors of the Corporation and the Bank in January 2015.  Mr. Cherry also previously served as Secretary from 2002 until 2018 and Chief Financial Officer from 2004 until 2016.  Mr. Cherry is well versed in all business and operational aspects of the Corporation and the Bank and has strong leadership qualities.  In addition to his duties at the Corporation and the Bank, Mr. Cherry has served on several committees of the Virginia Bankers Association.  Mr. Cherry has served in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Cherry worked for Price Waterhouse LLP (prior to its merger with Coopers & Lybrand to create PwC).  All of these experiences provide Mr. Cherry with valuable insights for leading a community bank and serving on the Corporation’s Board.

George R. Sisson III Director since 2020 Age 66

Mr. Sisson served on the board of directors of Peoples Bankshares, Incorporated and Peoples Community Bank from 1987 until its acquisition by the Corporation in 2020, and served as chairman of the board of directors beginning in 2005.  As a director and chairman, Mr. Sisson was involved in setting the strategic objectives of the company, establishing corporate policies, the approval of loans, and leading the organization.  Mr. Sisson owned and operated Peoples Insurance Agency of Montross from 1976 until he sold it effective January 1, 2020.  His experience as a director and small business owner allows Mr. Sisson to provide valuable perspective concerning the Corporation’s acquisition and integration of Peoples Community Bank.

Class I Directors—Serving Until the 2021 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Larry G. Dillon[1] Director since 1989 Age 67

Mr. Dillon is the Executive Chairman of the Boards of Directors of the Corporation and the Bank. Mr. Dillon has worked for the Corporation and the Bank for over 42 years and has been Chairman since 1998.  He served as Chief Executive Officer from 1989 until December 31, 2018, and as President from 1989 until December 2014.  Prior to becoming President and Chief Executive Officer, Mr. Dillon served in several capacities including Chief Operating Officer and Commercial Lending Officer.  Mr. Dillon is well versed in all business and operational aspects of the Corporation and the Bank and has the strong leadership qualities that are necessary to lead the Board and Corporation as a whole.  In addition to his duties at the Corporation and the Bank, Mr. Dillon has served as president of the Virginia Bankers Association and has served on several committees within that organization.  Mr. Dillon has served as a leader in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Dillon worked for the State Corporation Commission Bureau of Financial Institutions.  All of these experiences provide Mr. Dillon with valuable insights for leading a community bank and serving on the Corporation’s Board.

James H. Hudson III Director since 1997 Age 71

Mr. Hudson is an attorney-at-law for Hudson Law, PLC.  Mr. Hudson has practiced law for over 42 years in the primary footprint of the Bank and is the current mayor of one of the communities served by the Bank.  Mr. Hudson’s work centers on real estate, both residential and commercial, and includes, among other things, loan workouts, collateralizations and foreclosures.  Mr. Hudson’s experience and insights in these areas allow the Board to have more robust discussions and establish appropriate direction for the Corporation.

C. Elis Olsson Director since 2007 Age 55

Mr. Olsson is vice president and director of operations for Martinair, Inc. (“Martinair”), an aircraft charter and management company.  Mr. Olsson has been with Martinair since May 2000.  Mr. Olsson, as a vice president of Martinair, in addition to his operational duties, has responsibility for the review of financial information of Martinair.  Prior to Martinair, Mr. Olsson worked for a Fortune 500 company where he held numerous roles including regional sales manager and vice president of operations.  He also served on the board of directors for the Fortune 500 company.  Mr. Olsson is actively involved in various community organizations in the markets the Bank serves.  Mr. Olsson’s background brings valuable operational and financial expertise to the Board.

Class II Directors—Serving Until the 2022 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Audrey D. Holmes Director since 2007 Age 62

Ms. Holmes owns and operates her own legal practice, Audrey D. Holmes, Attorney-at-Law.  Ms. Holmes conducts business in communities served by the Bank.  Ms. Holmes’ business experience as a sole practitioner is enhanced by her membership in a number of professional, civic and religious organizations.  As a small business owner, Ms. Holmes understands many of the challenges faced by the Bank’s customers.

Elizabeth R. Kelley Director since 2017 Age 59

Ms. Kelley is the managing director and co-owner of Blue Heron Management LLC, a business and management consulting and advisory firm.  Prior to joining Blue Heron Management LLC, Ms. Kelley served as the president and chief operating officer of The Martin Agency, an international full-service advertising agency headquartered in Richmond, Virginia, until April 2018. She began her advertising career in 1983 at The Martin Agency, and during her tenure, she worked in a variety of roles from account management to working in the creative department, as well as leading the human resources group. She became a partner in 2005, assumed the role of chief operating officer in 2011, and was named president of the agency in 2016. Ms. Kelley currently serves on the Hampden-Sydney College board of trustees and the board of the Greater West Point Family YMCA, and she is a member of the West Point, Virginia Chamber of Commerce.  She has served as a member of the Bank Board since June 2016.  Ms. Kelley’s diverse experience in business and strategy, including with a company that specializes in, among other things, advertising, strategic planning, and building the relationship between brand and consumers, brings valuable expertise to the Board.

James T. Napier Director since 2016 Age 67

Mr. Napier is the president of Napier Realtors ERA headquartered in Chesterfield County, Virginia, with branch offices serving Powhatan County, Henrico County, the City of Richmond and the tri-cities area.  Mr. Napier has been president of the firm since 1991 and involved in the real estate business since 1976. Mr. Napier served on the board of directors of Central Virginia Bankshares, Inc. from 1997 until its acquisition by the Corporation in 2013.  Since that time, Mr. Napier has served as a member of the Bank Board.  Mr. Napier’s experience in real estate, his experience as the president of a real estate company and his years of experience on the board of a community bank provide him the leadership skills and attributes desired to serve as a director.

Paul C. Robinson Director since 2000 Age 62

Mr. Robinson is the president of Francisco, Robinson and Associates, Inc., a real estate brokerage firm.  Mr. Robinson has gained practical business experience through over 41 years in the real estate business, including over 26 years as a firm owner/principal broker.  In addition, Mr. Robinson previously served as an elected member of the Board of Supervisors for New Kent County, and has represented New Kent County, Virginia, on multi-jurisdictional boards in the greater Richmond region.  Through his experiences in business and government services, Mr. Robinson has developed relevant financial, accounting and compliance knowledge.  In addition, Mr. Robinson’s past experience as an elected public official provides insight into the workings of local government, issues facing constituents, many of whom reside in the Bank’s banking footprint, and how to effectively manage input from numerous stakeholders to make the most appropriate decisions.

[1]	If prior to 1994, refers to the year the director joined the Bank Board, prior to the Corporation’s becoming the holding company for the Bank.

Board Leadership Structure and Risk Oversight

Prior to January 1, 2019, the Corporation operated using the traditional U.S. board leadership structure, under which our Chief Executive Officer (“CEO”) also served as Chairman of the Board.  In connection with

Mr. Dillon’s decision in 2018 to step back from being Chief Executive Officer of the Corporation and the Bank, the Board decided to separate the roles of CEO and Chairman of the Board effective with the appointment of Mr. Cherry as CEO, effective January 1, 2019. Mr. Dillon has been a member of the Board since 1989 and is the second longest serving director of the Corporation and the Bank. The Board determined that Mr. Dillon’s knowledge of the Corporation and his Board experience make him the best choice to serve as Chairman of the Board.  We believe the Board and the Corporation also benefit from the continuity that Mr. Dillon provides in chairing the Board.

In February 2020, the Board designated Mr. Olsson as the lead independent director.  Mr. Olsson presides over executive sessions of the Board, which are attended solely by independent directors.  Mr. Olsson also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors and others.  Mr. Olsson is the primary communicator between the independent directors and the CEO, although individual Board members may communicate directly with the CEO and vice versa and may freely discuss their views with other Board members at any time.

The Corporation believes that its leadership structure allows the directors to provide effective oversight of its risk management function.  The Audit Committee oversees the accounting and financial reporting processes of the Corporation, as well as legal and compliance matters and risk management.  As described in the Audit Committee Charter, the Board has delegated to the Audit Committee the responsibility of overseeing the internal controls of the Corporation along with its adherence to compliance and regulatory requirements. On at least a quarterly basis, the Corporation’s Director of Internal Audit provides a comprehensive report to the Audit Committee regarding the Corporation’s key risks, including operational, financial, credit quality, cyber and other risks. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing this function for the Corporation. On a routine basis, the Board receives reports from the Audit Committee Chair and discusses risks that the Corporation is facing. The full Board also engages in periodic discussions with the President and CEO, Chief Financial Officer (“CFO”) and other corporate officers as the Board may deem appropriate. In addition to the roles performed by the Audit Committee, the Compensation Committee considers the risks that may arise through our compensation programs.  The Compensation Committee Chair also reports to the Board on a routine basis.  The Corporation believes that its leadership structure promotes effective Board oversight of risk management because, while there is a single leader ultimately accountable for the management of the Corporation’s enterprise risks, Board committees comprised solely of independent directors actively monitor the Corporation’s risk management, and the committee chairs, each of whom is an independent director, are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of accountability.

As described below, on an annual basis, the Nominating Committee evaluates our Board leadership structure to ensure that it remains the optimal structure for our Corporation and our shareholders.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards.  The Board has affirmatively determined that directors Agnew, Causey, Holmes, Hudson, Kelley, Napier, Olsson, Peay, Robinson, and Sisson are independent within the meaning of the NASDAQ listing standards.  The Board also previously determined that Mr. Chernack, who served as a  director until his death in November 2019, was independent within the meaning of the NASDAQ listing standards.  In conjunction with this determination, the Board considered the Corporation’s relationship with Mr. Hudson.  The firm of Hudson Law, PLC, of which Mr. Hudson is a member, was retained to perform legal services for the Corporation during fiscal years 2017, 2018 and 2019,  for fees of approximately $69,000, $84,000 and $74,000, respectively,  and continues to provide such services in 2020.  The Board determined that the relationship did not interfere with Mr. Hudson’s ability to exercise independent judgment as a director of the Corporation.

During 2019, the Board held three regularly-scheduled executive session meetings attended solely by its independent directors.

Board Evaluation Process

The Board believes in a robust self-evaluation process.  Each year, all members of the Board complete a detailed questionnaire regarding the Board’s performance and Board governance and processes.  In connection with the evaluation process, the qualifications and performance of all Board members are reviewed prior to their re-nomination to the Board.  Annually, the Audit Committee and Compensation Committee each conducts a self-evaluation of its performance and procedures, including the adequacy of its charter, and reports the results to the Board.

Board Committees and Attendance

During 2019, there were 15 meetings of the Board of Directors of the Corporation.  Each director attended at least 75 percent of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its annual meeting of shareholders, although all Board members are encouraged to attend and historically most have done so.  All Board members attended the Corporation’s 2019 Annual Meeting of Shareholders, except Mr. Chernack who was unable to attend due to health reasons.

The Board has three standing committees, which are the Audit, Compensation and Nominating Committees.  Each of these committees is comprised solely of independent directors.  The duties of the committees are set forth in their respective committee charters.  Each of the committee chairs is responsible for directing the work of the committee in fulfilling its responsibilities.  In addition to these standing committees, all of the directors participate in the Corporation’s annual strategic planning process.

The following table sets forth the current committee membership of the Board.

Director	Board of Directors Committees
	Audit[1]	Compensation[1]	Nominating[1]
Julie R. Agnew	X		X
J.P. Causey Jr.	X	Chair	X
Thomas F. Cherry
Larry G. Dillon
Audrey D. Holmes			X
James H. Hudson III		X	X
Elizabeth R. Kelley		X	X
James T. Napier	X		X
C. Elis Olsson	X	X	Chair[3]
D. Anthony Peay	Chair[2]		X
Paul C. Robinson			X
George R. Sisson III			X
Meetings during 2019	11	5	3

1    All members of the Audit, Compensation, and Nominating Committees are, and during 2019 were, non-employee directors and are, and during 2019 were, independent for such purpose according to NASDAQ listing standards and SEC regulations.

2    Mr. Peay qualifies as an “audit committee financial expert” under SEC regulations.

3In addition to his role as chair of the Nominating Committee, Mr. Olsson was appointed lead independent director in February 2020.

Audit Committee

The Audit Committee engages the Corporation’s independent registered public accountant, approves the scope of the independent registered public accountant’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accountant and the internal auditor, and regularly provides updates to the Board as to the Audit Committee’s activities.  The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview.”  See “Report of the Audit Committee” on pages 49 and 50.

Compensation Committee

The Compensation Committee recommends the level of compensation to be paid to the directors of the Corporation and the Bank, executive officers of the Corporation and certain key officers of the Bank and its subsidiaries, administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans, and regularly provides updates to the Board as to the Compensation Committee’s activities.  The Compensation Committee also oversees the Corporation’s management resources, including succession planning and management development activities.  The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview.”  See “Compensation Committee Report” on page 37.

Nominating Committee

The Nominating Committee’s primary responsibility is to identify individuals who have the desired experience, qualifications, attributes and/or skills to serve on the Board of Directors and to recommend to the Board for selection, candidates for all directorships to be filled by the Board or by the Corporation’s shareholders.  The Board has adopted a charter for the Nominating Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview.”

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing.  Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director.  All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, P.O. Box 391, West Point, Virginia 23181, and must be received no later than January 1, 2021 in order to be considered by the Nominating Committee for the annual election of directors in 2021.  Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters.  The Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareholders.  All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness.  Consideration will also be given to financial management, reporting and control expertise or other experiences that would qualify the candidate as an  “audit committee financial expert” under established standards.  The Nominating Committee also considers diversity in its evaluation of candidates for Board membership.  Pursuant to its charter, in identifying candidates for Board membership, the Nominating Committee seeks to ensure that the Board is diverse and consists of individuals with various and relevant career experience and backgrounds.  Consideration is given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business.  The Nominating Committee may consider these and other appropriate factors that contribute to an overall diversity of perspective that enhances the Board’s ability to oversee the Corporation’s business and perform it responsibilities.

The Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information.  Candidates whose evaluations are favorable are then chosen by majority vote of the Nominating Committee to be recommended for nomination by the full Board.  The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting.  The Nominating Committee follows the same process to identify new candidates for recommendation to the full Board in the event of a vacancy on the Board.  No director elected after February 23, 2016, is eligible to serve on the Board after the Annual Meeting following his or her 75th birthday.  This provision does not apply to any person serving as a director of the Bank on December 31, 1984.

The Board has concluded that each director and director nominee possesses the personal traits described above.  In considering the directors’ and the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees.  In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director.  The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed under Proposal One “Election of Directors.”

In accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting, if the shareholder gives written notice of his or her intent to make such nomination.  A shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected; sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years, his or her age, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director; sufficient identification of the nominating shareholder, including the shareholder’s name and address; a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder; and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice.  No such nomination was made for the annual election of directors in 2020. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in West Point, Virginia, no later than February 11, 2021 for the annual election of directors in 2021.  These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

Director Compensation

The following table provides compensation information for the year ended December 31, 2019 for each non-employee director of the Corporation’s Board of Directors.

Director Compensation for 2019

	Fees
	Earned or
	Paid in	Stock	All Other
	Cash[2]	Awards[3]	Compensation[4]	Total
Name[1]	($)	($)	($)	($)
Julie R. Agnew	29,700	21,798	1,763	53,261
J. P. Causey Jr.	38,930	21,798	1,883	62,611
Barry R. Chernack	32,320	21,798	1,883	56,001
Audrey D. Holmes	25,250	21,798	1,883	48,931
James H. Hudson III	28,280	21,798	1,883	51,961
Elizabeth R. Kelley	27,780	21,798	1,763	51,341
James T. Napier	28,670	21,798	1,883	52,351
C. Elis Olsson	29,750	21,798	1,883	53,431
D. Anthony Peay	5,490	—	—	5,490
Paul C. Robinson	25,780	21,798	1,883	49,461

[1]

Mr. Dillon, the Corporation’s Executive Chairman of the Board, and Mr. Cherry, the Corporation’s President and CEO, are not included in this table.  Both are employees of the Corporation and thus receive no compensation for service as a director. The compensation received by Messrs. Dillon and Cherry as employees of the Corporation is shown in the Summary Compensation Table on page 38.    Mr. Sisson was not a director during 2019.

[2]

Includes any fees deferred pursuant to the Corporation’s Directors Non-Qualified Deferred Compensation Plan (which was restated January 1, 2018 as the C&F Financial Corporation Non-Qualified Deferred Compensation Plan for Directors).  Under the plan, each director may elect to defer any or all of his or her fees.  Deferral elections are made in December of each year for amounts to be earned in the following year.

[3]

Reflects the grant date fair value of the restricted stock award granted to each non-employee director on February  19, 2019 under the C&F Financial Corporation 2013 Stock and Incentive Compensation Plan (the “2013 Stock and Incentive Plan”), calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), based on the closing price of the Corporation’s stock on the date of grant.  As of December 31, 2019,  directors Agnew, Causey, Holmes, Hudson, Kelley, Napier, Olsson, and Robinson each had 1,235 shares of unvested restricted stock awards outstanding. The remaining restricted stock awards to Mr. Chernack vested upon his death in November 2019.  As of December 31, 2019, Mr. Peay had not received any restricted stock awards.

[4]	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the 2013 Stock and Incentive Plan.

The Compensation Committee, appointed by the Board, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation.  The Compensation Committee recommends changes in compensation to the Board for approval.  In June 2019, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to update the review of director compensation that was performed in July 2017.  The peer group used for the director compensation review was the same peer group used for the 2019 review of President and CEO and CFO compensation, which is described on page 21 under “Compensation Benchmarking and Peer Group Analysis.”  The review found that total director compensation, which includes cash and equity, was at the 82nd percentile of the peer group.  The cash component of director compensation was at the 64th percentile of the peer group.  In addition, the review found that the total board cost was at the 74th percentile and the annual retainer was below the median of $12,000.  As a result of this review, upon the recommendation of the Compensation Committee, the Board approved certain increases to the Board’s compensation, effective January 1, 2020, as described below.

During 2019, non-employee members of the Corporation’s Board each received an annual retainer of $11,320.  In addition, Mr. Causey, as Chair of the Corporation’s Compensation Committee, received an additional annual retainer of $5,150 and Mr. Chernack, as Chair of the Corporation’s Audit Committee during 2019, received an additional annual retainer of $6,360.  The retainers are payable in quarterly installments.  The Chair of the Nominating Committee does not receive an additional annual retainer.  Each non-employee member of the Corporation’s Board also earned a  single fee of $1,080 for attendance at monthly Board, Bank Board, Bank subsidiary board, and Nominating Committee meetings, if applicable.  Additionally, each member of the Audit or Compensation Committee earned a fee of $500 for attendance at each meeting of the Audit or Compensation Committee.

In addition to cash compensation, non-employee members of the Corporation’s Board are eligible to participate in the 2013 Stock and Incentive Plan.  Under the 2013 Stock and Incentive Plan, directors are eligible to receive awards of restricted stock units, stock options, stock appreciation rights, restricted stock and other stock-based awards.  On February 19, 2019, each non-employee director was granted 425 shares of restricted stock, and the fair value of the restricted stock on the grant date was $51.29 per share.  Subject to accelerated vesting under certain circumstances, these shares of restricted stock vest in their entirety on the third anniversary of the grant date.

Compensation of the non-employee members of the Corporation’s Board for 2020 remains generally the same as it was in 2019,  except that the annual retainer for board service increased to $11,700 from $11,320, the monthly attendance fee for Board, Bank Board, Bank subsidiary board and Nominating Committee meetings increased to $1,115 from $1,080, and the attendance fee for Audit or Compensation Committee meetings increased to $515 from $500.

Holding Period/Stock Ownership Guidelines. Once restricted stock awards vest, non-employee members of the Board of Directors of the Corporation may not sell more than 50 percent of the award until a minimum level of stock ownership is achieved.  Each non-employee director is required to own shares of the Corporation’s stock having an aggregate value at least equal to three times the amount of the annual Board of Directors retainer paid for regular service on the Board.

Compensation Committee Interlocks and Insider Participation

During 2019 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business.  Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management and the Corporation’s Board, none of the transactions involved more than the normal risk of collectability or presented other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its affiliates.  James H. Hudson III, a Class I director, currently serves as a member of the Compensation Committee.  The firm of Hudson Law, PLC, of which Mr. Hudson is a member, was retained to perform legal services for the Corporation during fiscal year 2019 and continues to provide such services in 2020 in amounts that are below the threshold for disclosure as a related party transaction under Item 404 of Regulation S-K.

Shareholder Communications with the Corporation’s Board of Directors

The Corporation provides a process for shareholders to send communications to the Board of Directors.  Shareholders who wish to contact the Board or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, P.O. Box 391, West Point, Virginia 23181.  Correspondence directed to an individual Board member will be referred, unopened, to that member.  Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

EXECUTIVE COMPENSATION

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As part of implementing the “say-on-pay” requirements of Section 14A of the Exchange Act, the SEC requires an advisory, non-binding shareholder vote to approve the compensation of the named executive officers in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not to endorse the Corporation’s executive pay program.  Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote on the Corporation’s executive compensation as described below in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure of named executive officer compensation and the related material.

The Corporation has in place comprehensive executive compensation plans.  This Proxy Statement fully and fairly discloses all material information regarding the compensation of the Corporation’s named executive officers, so that shareholders can evaluate the Corporation’s approach to compensating its executives.  The Corporation believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Corporation’s long-term success and the enhancement of shareholder value within the Corporation’s risk profile.  The Board of Directors believes the Corporation’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board of Directors and will not be construed as overruling any decision made by the Board. The Compensation Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Corporation anticipates that the next “say-on-pay” vote will occur at the 2021 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO PROVIDE ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors of the Corporation (for purposes of this discussion, the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. This discussion provides a description of the Corporation’s compensation of its named executive officers  (also referred to as “NEOs”), listed below, including the philosophy, objectives, process and rationale for making decisions about compensation and specific decisions made related to the compensation of these NEOs during 2019.

Name	Title as of December 31, 2019
Thomas F. Cherry	President and Chief Executive Officer
Jason E. Long	Senior Vice President, Chief Financial Officer and Secretary
Larry G. Dillon	Executive Chairman of the Board
Bryan E. McKernon	President and Chief Executive Officer of C&F Mortgage Corporation
S. Dustin Crone	President and Chief Executive Officer of C&F Finance Company

Executive Summary

Performance Highlights. The Corporation reported diluted earnings per share of $5.47, $5.15 and $1.88 for the years ended December 31, 2019, 2018 and 2017, respectively.  Diluted earnings per share increased 6.2 percent in 2019 compared to 2018 and increased 173.9 percent in 2018 compared to 2017.  Excluding the effects of certain nonrecurring items in 2019 and 2017,  adjusted diluted earnings per share was $5.66, $5.15 and $3.79 for the years ended December 31, 2019, 2018 and 2017, respectively,  and increased 9.9 percent in 2019 and 35.9 percent in 2018 compared to the year before.   See Note 1 on page 16 for more information about this non-GAAP measure.

The Corporation’s return on average assets (ROA) was 1.20 percent in 2019 compared to 1.19 percent in 2018 and 0.45 percent in 2017, and the Corporation’s return on average equity (ROE) was 12.02 percent in 2019 compared to 12.40 percent in 2018 and 4.58 percent in 2017.  Excluding the effects of certain nonrecurring items in 2019 and 2017, adjusted ROA was 1.25 percent in 2019 compared to 1.19 percent in 2018 and 0.90 percent in 2017, and adjusted ROE was 12.44 percent in 2019 compared to 12.40 percent in 2018 and 9.20 percent in 2017.   See Note 1 on page 16 for more information about these non-GAAP measures.  During 2019 the Corporation returned $9.5 million to shareholders through cash dividends and share repurchases, compared to $6.0 million in 2018 and $4.6 million in 2017.  Additional highlights of the Corporation’s performance in 2019 are as follows:

•	Average total loans at the retail banking segment for 2019 increased by 6.1 percent, compared to 2018;
•

Retail banking segment operating expense was higher, primarily as a result of the addition of new talent to our commercial lending team and our investment in technology infrastructure to support continued growth;

•	Mortgage banking segment gains on sales of loans increased 35.2 percent for 2019 as originations of mortgage loans for 2019 were higher than any year since 2009;
•	The ratio of net charge-offs to average total loans at the consumer finance segment for 2019 (3.05 percent) decreased 109 basis points compared to 2018; and
•	Announced the acquisition of Peoples Bankshares, Incorporated and its subsidiary, Peoples Community Bank.

Note 1:  Adjusted diluted earnings per share, adjusted ROA, and adjusted ROE for 2017 and 2019 are financial measures not consistent with generally accepted accounting principles (“GAAP”) and exclude the effect of merger related expenses in 2019 and the remeasurement of net federal deferred income tax assets in 2017.  Refer to page 67 of the Corporation’s Annual Report on Form 10-K filed with the SEC on March 3, 2020 under the heading “Use of Certain Non-GAAP Financial Measures” for further information regarding the Corporation’s use of non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Note 2:  Peer group adjusted ROA and adjusted ROE as shown above represent the median adjusted ROA and median adjusted ROE of the financial institutions in the Incentive Compensation Peer Groups used in 2019, (discussed below) 2018 and 2017, excluding the effect of the remeasurement of net federal deferred income tax assets in 2017 resulting from the enactment of the Tax Cuts and Jobs Act of 2017 and other nonrecurring items such as merger expenses.  The Incentive Compensation Peer Groups used in 2018 and 2017 can be found in Appendix A.

Compensation Highlights. The Committee makes decisions about executive compensation with the objective of aligning the interests of executives with the interests of shareholders by rewarding achievement with a balance of short-term and long-term incentives.  The Committee primarily focuses its decisions about executive compensation on total direct compensation, which comprises salary, short-term cash incentive compensation, and long-term equity incentive compensation.

Total direct compensation as shown above reflects the Committee’s decisions about compensation based on performance for the years indicated.  As such, restricted stock grants are included in the year of the performance used in determining the amount of the grant and are shown based on the dollar value of the actual award approved by the Committee.  This differs from the Summary Compensation Table on page 38, which includes restricted stock grants in the year in which they are granted based on the grant date closing stock price, which is not always the same as the dollar value of the actual award approved by the Committee. Total direct compensation above for 2019 and 2018 includes restricted stock granted in 2020 based on 2019 performance and restricted stock granted in 2019 based on 2018 performance, respectively, whereas the Summary Compensation Table includes in 2019 and 2018 restricted stock granted in 2019, which was awarded by the Committee based on 2018 performance and restricted stock granted in 2018, which was awarded by the Committee based on 2017 performance, respectively.  Total direct compensation as shown above also excludes perquisites such as personal use of Corporation-owned automobiles and matching charitable contributions and excludes indirect compensation such as the Corporation’s contributions to defined contribution plans and the change in the actuarial present value of retirement benefits.  Refer to the Summary Compensation Table for further details.

Based on the performance of the Corporation in 2019 and the incentive-based compensation awards established by the Committee, the Committee could have awarded Mr. Cherry a  short-term cash incentive compensation award of up to 90 percent of his annual base salary.  Mr. Cherry recommended to the Committee that his award be less than that amount, and the Committee ultimately awarded him a short-term cash incentive compensation award that was 69 percent of his annual base salary, or 76 percent of what was allowed to be granted.  The Committee could have awarded Mr. Cherry a long-term equity incentive compensation award of up to 62 percent of his annual base salary.  Mr. Cherry recommended to the Committee that his award be less than that amount,  and the Committee ultimately awarded him a long-term equity incentive compensation award that was 43 percent of his annual base salary, or 70 percent of what was allowed to be granted.  The total direct compensation of the Corporation’s NEOs is discussed further below.

Base Salary. The Committee increased Mr. Cherry’s base salary by 9.2 percent to $355,000 effective January 1, 2019 in connection with his promotion to President and CEO, and increased the other NEOs’ salaries, excluding Mr. Dillon, by a range of 4 to  7 percent effective January 1, 2019, commensurate with broader salary increases in our market and those provided to non-officer employees of the Corporation.  Mr. Dillon’s salary was decreased to $250,000 when his role changed to Executive Chairman.

Short-Term Cash Incentive. Based on the Corporation’s adjusted ROA and ROE in 2019 compared to the 2019 Incentive Compensation Peer Group (as defined below) and Mr. Cherry’s recommendation to the Committee that his award be less than the amount allowed, the Committee awarded Mr.  Cherry a  short-term cash incentive compensation award of 69 percent of his annual base salary,  or $244,000. Based on the Corporation’s 2019 net income and individual performance criteria, the Committee awarded Mr. Long a  short-term cash incentive compensation award of 38 percent of his annual base salary, or $80,000.  The Committee awarded short-term cash incentive compensation awards to Messrs. Dillon, McKernon and Crone of $50,000, $805,280 and $112,000, respectively.  The award granted to Mr. Dillon was based on an evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The award granted to Mr. McKernon was determined pursuant to his employment agreement, based on the performance of C&F Mortgage Corporation (“C&F Mortgage”).  The award granted to Mr. Crone was based on the performance of C&F Finance Company (“C&F Finance”) and achievement of strategic objectives.  See pages 25 to 28 for further details on the 2019 short-term cash incentive compensation awards.

Long-Term Equity Incentive. Each NEO, except Mr. Dillon, was granted a 2019 long-term equity incentive compensation award of restricted stock that included an annual component and a performance component and was subject to five-year cliff vesting from the date of grant.  The annual component of the restricted stock award is fixed as a percentage of base salary for each NEO.  The amount of the performance component was determined by reference to the Corporation’s three-year growth in tangible book value plus dividends paid to shareholders for the period 2017-2019 compared to the 2019 Incentive Compensation Peer Group and, in the case of Messrs. McKernon and Crone, on their respective business unit performance. The portion of the 2019 long-term equity incentive compensation award granted to each NEO that was attributable to corporate performance was 150 percent of the target award value for that component. The award granted to Mr. Dillon was based on an evaluation of his involvement and performance in matters of corporate strategy and governance and was subject to five-year cliff vesting from the date of grant.  Long-term equity incentive compensation awards included in 2019 total direct compensation above were granted on February 18, 2020 and are not included in the Summary Compensation Table. See pages 28 to 31 for further details on the 2019 long-term equity incentive compensation awards.

Changes effective in 2019.  In 2018 and 2019, the Committee made various changes to our executive compensation program based in part on feedback received from shareholders as a result of our annual “Say-on-Pay” advisory vote and shareholder outreach and on recommendations from Pearl Meyer, our independent compensation consultant.    Key changes that took effect in 2019 include the following:

•

New Incentive Compensation for Executive Chairman.    In light of his new role as Executive Chairman, the Board approved a separate incentive compensation opportunity for 2019 for Mr. Dillon, outside of the Management Incentive Plan (the “MIP”), under which Mr. Dillon may be awarded a cash payment in an amount determined by the Board up to 20 percent of his base salary and an equity award of a number of shares determined by the Board with a value of up to 20 percent of his base salary based on an evaluation of his individual involvement and performance in matters of corporate strategy and governance.

•	New Incentive Compensation Component for President and CEO of C&F Finance. The Board approved a change to the MIP for Mr. Crone to add a second component based on achievement of strategic objectives.

Compensation Philosophy and Process

The Committee is responsible for ensuring that the total compensation paid to executives is fair, reasonable and competitive.  The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the CEO, a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of the Corporation’s employees other than the Corporation’s executive officers.

Overall Philosophy.    Our executive compensation program is designed to reward the achievement of specific goals consistent with the overall strategy of the Corporation, and to align executives’ interests with those of our shareholders by rewarding performance that exceeds established goals within the Corporation’s risk profile, with the ultimate objective of generating and sustaining long-term shareholder value.

Our overall compensation strategy is based on the following four principles:

•

Performance driven – Executive compensation is tied to achievement of certain annual and long-term goals, including attainment of both financial performance objectives and strategic business objectives;

•	Shareholder aligned – The benchmarks, objectives, and types of awards included in the executive compensation program are designed to align executives’ interests with those of our shareholders;
•	Competitive – Executive compensation packages are intended to attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation; and
•

Balanced – Our executive compensation program includes both fixed and variable compensation, short-term and long-term incentives, and cash and equity-based awards, and balances the competitive compensation of executive talent with overall best practices of governance and the safety and soundness of the Corporation.

The Corporation is committed to promoting the longevity of its key employees who are critical to its continued competitiveness and long-term success.  In addition to providing for ongoing development and opportunities for advancement for our employees, the Corporation promotes retention and the long-term commitment of key employees through our overall compensation program in the following ways:

•	Restricted Stock – Equity awards to key employees of the Corporation and its subsidiaries are in the form of restricted stock that is subject to five-year cliff vesting;
•

Retirement Plan – The Bank offers a cash balance pension plan open to all employees under which participants’ accounts are credited each year in increasing amounts based on age and tenure as a percentage of compensation; and

•

Nonqualified Plan – The Corporation makes discretionary supplemental retirement contributions into the accounts of certain executive officers under a nonqualified defined contribution plan, which generally remain unvested until retirement.

The following key governance highlights illustrate some of the ways we execute our executive compensation program in keeping with our overall philosophy.

Our Executive Compensation – Key Governance Highlights
✔	Pay for performance. A significant portion of our NEOs’ total direct compensation is variable compensation linked to established performance metrics.
✔	No excessive perquisites. We provide benefits to NEOs that we believe to be reasonable and consistent with our peers, which accounted for less than 2 percent of each NEO’s total compensation in 2019.
✔	Independent compensation consultant. The Committee engages Pearl Meyer for compensation consulting services related to executive and director compensation.
✔

Peer group comparisons. We periodically benchmark executive compensation against a relevant group of peer companies, and we measure performance against peer companies for our performance-based cash and equity incentive compensation awards.

✔

Five-year cliff vesting. Our restricted stock awards to key employees, including annual and performance-based components of restricted stock granted to executives, are subject to further vesting conditions to promote tenure and commitment of key employees.

✔	Stock ownership requirements. All executive officers and directors are subject to stock ownership guidelines that establish minimum holding requirements.
✔

Generally no tax gross-ups on perquisites. We did not make any tax gross-up payments to executives in 2019.  However, certain payments upon a change in control may be subject to tax gross-ups pursuant to legacy agreements with certain executives.

✔	Clawback policy. Incentive compensation payments to executive officers are subject to the Corporation’s clawback policy in the event of a material financial reporting restatement.

Role of the Compensation Committee

The Committee, which is comprised solely of independent directors, determines and recommends to the Board the compensation of the CEO and approves all compensation of the Corporation’s executive officers other than the CEO and certain other senior officers of the Corporation and its subsidiaries.  In connection with the determination of executive compensation, the Committee considers feedback received from shareholders on the executive compensation program, including the results of advisory, non-binding votes to approve the compensation of the NEOs.  The Corporation also evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain top talent in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee selects the corporate, business unit, and individual performance goals and metrics used in determining the short-term cash incentive compensation and long-term equity incentive compensation awards that are consistent with the Corporation’s overall compensation philosophy and the long-term interests of its shareholders.  The Committee reviews the performance of the Corporation, business units, and individual executive officers relative to these incentive compensation goals and determines the amount of each incentive compensation award.  The Committee considers input from the CEO with respect to the compensation of senior officers other than the CEO.  From time to time, as it deems appropriate, the Committee engages an independent compensation consultant to advise the committee on such matters as benchmarking of executive compensation, the form and structure of the components of executive compensation, and the mix of the components of executive compensation elements.  The Committee also reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be deemed necessary, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also administers the Corporation’s equity-based plans and recommends awards to the Board for approval including stock options, restricted stock awards, performance stock awards, restricted stock units or other similar awards as provided in the 2013 Stock and Incentive Plan.

Role of Management

The Committee obtains input from the CEO regarding the compensation of executive officers other than the CEO and certain other senior officers of the Corporation and its subsidiaries.  In particular, the CEO provides the Committee with a review of the performance of each of these senior officers and makes a recommendation to the Committee for changes in base salary.  The CEO does not participate in discussions or decisions related to his own compensation.

Role of Independent Compensation Consultant

During 2017 and again in 2019, the Committee engaged Pearl Meyer to perform an updated executive compensation review (the “2017 Review” and the “2019 Review”, respectively).  The 2017 Review was completed and presented to the Committee in July 2017 and the 2019 Review was completed and presented to the Committee in June 2019.  Both reviews  were performed to assess the reasonableness of the overall compensation of the President and CEO, the CFO, and certain other senior officers of the Bank.  The 2017 Review and 2019 Review used a peer group analysis and a market analysis.  The peer group analysis reviewed base salary, total cash compensation and total compensation.  Total compensation for purposes of the peer group analysis included total cash compensation plus equity and retirement compensation.  The market analysis reviewed base salary and total cash compensation.    In addition to assessing the reasonableness of the overall level of compensation of the President and CEO, the CFO, and certain other senior officers of the Bank,  both reviews considered the structure of incentive compensation awards for the President and CEO, the CFO, and certain other senior officers of the Bank.  Based on recommendations of Pearl Meyer in the 2017 Review, the Committee approved changes in the long-term equity incentive compensation award effective in 2018, including removing the discretion of the Committee to increase the amount of long-term equity incentive compensation awards under the MIP and introducing a new performance measure.  The Committee also added an annual component to the long-term equity incentive compensation award that is not performance-based.  Refer to page 28 for further details of the long-term equity incentive compensation award.

During 2017, 2018, and 2019, Pearl Meyer did not provide any consulting services to the Corporation other than in connection with non-employee director and executive compensation, and Pearl Meyer maintains no other economic relationship with the Corporation.  The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

Compensation Benchmarking and Peer Group Analysis

2017 Executive Compensation Benchmarking.  The group of peer companies used in the 2017 Review (the “2017 Compensation Benchmarking Peer Group”) consisted of 25 publicly-traded commercial financial institutions headquartered in Virginia, Kentucky, Maryland, North Carolina, Tennessee and West Virginia, ranging in asset size from approximately $900 million to $2.8 billion.  The median asset size of the financial institutions in this peer group as of December 31, 2016 was $1.3 billion compared to the Corporation’s consolidated total assets at December 31, 2016 of $1.5 billion.  Refer to Appendix A to this Proxy Statement for the names and locations of the financial institutions included in the 2017 Compensation Benchmarking Peer

Group.    At the time of the review, Mr. Cherry was President of the Corporation.  When reviewing the President’s compensation, the 2017 Review considered publicly available proxy information for a group of peer companies for both presidents and chief operating officers (“COOs”), when the COO was the second highest paid employee, in order to encompass the range of responsibilities of the Corporation’s President, which were greater than what is typically associated with a bank president.  The peer group analysis indicated that total cash compensation of Mr. Dillon, CEO at the time of the review, was at the 45th percentile of the 2017 Compensation Benchmarking Peer Group.

The market analysis was based on data from the following:

•	2016 American Bankers Association Compensation and Benefits Survey
•	Pearl Meyer: 2016 National Banking Compensation Survey Report
•	Kenexa’s 2017 CompAnalyst compensation database
•	2017 Compensation Benchmarking Peer Group and other additional Pearl Meyer proprietary survey sources

In evaluating the results of the peer group analysis and the market analysis, the Committee considered roles and responsibilities, experience, tenure, performance and other factors with respect to each executive’s pay positioning compared to these results.  For example, the Committee positioned pay for Mr. Cherry, the Corporation’s President at the time, with consideration given to his responsibilities, which were greater than what is typically associated with a bank president, as well as the Corporation’s long-term management succession plan, which led to Mr. Cherry’s promotion to CEO effective January 1, 2019.  In consideration of these factors, the results of the 2017 Review concluded that base salaries for our CEO and our executive officers as a group were below the respective medians in our market and that overall executive compensation for our executive officers was competitive with the market.  The Committee considered these results when making 2019 executive compensation decisions.

2019 Executive Compensation Benchmarking. The group of peer companies used in the 2019 Review (the “2019 Compensation Benchmarking Peer Group”) consisted of 25 publicly-traded commercial financial institutions headquartered in Virginia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee and West Virginia, ranging in asset size from approximately $1 billion to $3 billion.  The median asset size of the financial institutions in this peer group as of December 31, 2018 was $1.7 billion compared to the Corporation’s consolidated total assets at December 31, 2018 of $1.5 billion.  Based on these criteria, the following financial institutions were included in the 2019 Compensation Benchmarking Peer Group:

2019 Compensation Benchmarking Peer Group
American National Bankshares Inc. (VA)	Old Line Bancshares, Inc. (MD)
CapStar Financial Holdings, Inc. (TN)	Old Point Financial Corporation (VA)
Community Bankers Trust Corporation (VA)	Peoples Bancorp of North Carolina, Inc. (NC)
The Community Financial Corporation (MD)	Premier Financial Bancorp, Inc. (WV)
First Community Bancshares, Inc. (VA)	Reliant Bancorp, Inc. (TN)
First Community Corporation (SC)	Select Bancorp, Inc. (NC)
First United Corporation (MD)	Severn Bancorp, Inc. (MD)
FVCBankcorp, Inc. (VA)	Shore Bancshares, Inc. (MD)
Howard Bancorp, Inc. (MD)	SmartFinancial, Inc. (TN)
Limestone Bancorp, Inc. (KY)	Southern First Bancshares, Inc. (SC)
MainStreet Bancshares, Inc. (VA)	Southern National Bancorp of Virginia, Inc. (VA)
MVB Financial Corporation (WV)	Summit Financial Group, Inc. (WV)
National Bankshares, Inc. (VA)

The peer group analysis indicated that total cash compensation of Mr. Cherry, CEO and Mr. Long, CFO, was at the 49th and 29th percentile, respectively, of the 2019 Compensation Benchmarking Peer Group.

The market analysis was based on data from the following:

•	American Bankers Association’s 2018 Compensation and Benefits Survey
•	Pearl Meyer: 2018 National Banking Compensation Survey Report
•	Kenexa’s 2018 CompAnalyst compensation database
•	2019 Compensation Benchmarking Peer Group and other additional Pearl Meyer proprietary survey sources

The market analysis concluded total cash compensation for the CEO and CFO was approximately at the 51st and 33rd percentile, respectively, of the 2019 Compensation Benchmarking Peer Group.  In evaluating the results of the peer group analysis and the market analysis, the Committee considered roles and responsibilities, experience, tenure, performance and other factors with respect to each executive’s pay positioning compared to these results.  In consideration of these factors, the results of the 2019 Review concluded that base salary for our CEO was below the median in our market and that overall executive compensation for our executive officers was competitive with the market.  The Committee considered these results when making 2020 executive compensation decisions.

Performance Relative to Peers. In addition to the use of the 2017 and 2019 Compensation Benchmarking Peer Groups for evaluating base salaries and total direct compensation, the Committee also uses a group of peer companies for assessing relative performance of the Corporation in determining incentive compensation awards.  Similar criteria as the 2017 and 2019 Compensation Benchmarking Peer Groups, described above are used to determine relative performance peer groups in subsequent years, with the companies meeting those criteria subject to change from year to year as the peer group is updated to account for changes in asset size due to mergers, acquisitions or growth.    In 2019,  the peer group used for assessing relative performance of the Corporation for incentive compensation awards (the “2019 Incentive Compensation Peer Group”) consisted of 25 publicly-traded commercial financial institutions headquartered in Virginia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee and West Virginia and was the same as the 2019 Compensation Benchmarking Peer Group listed above.  The asset size for this peer group ranged from approximately $1 billion to $3 billion, with a median of $1.7 billion based on December 31, 2018 assets, compared to the Corporation’s consolidated total assets at December 31, 2018 of $1.5 billion.  Based on these criteria, the following financial institutions were included in the 2019 Incentive Compensation Peer Group:

2019 Incentive Compensation Peer Group
American National Bankshares Inc. (VA)	Old Line Bancshares, Inc. (MD)
CapStar Financial Holdings, Inc. (TN)	Old Point Financial Corporation (VA)
Community Bankers Trust Corporation (VA)	Peoples Bancorp of North Carolina, Inc. (NC)
The Community Financial Corporation (MD)	Premier Financial Bancorp, Inc. (WV)
First Community Bancshares, Inc. (VA)	Reliant Bancorp, Inc. (TN)
First Community Corporation (SC)	Select Bancorp, Inc. (NC)
First United Corporation (MD)	Severn Bancorp, Inc. (MD)
FVCBankcorp, Inc. (VA)	Shore Bancshares, Inc. (MD)
Howard Bancorp, Inc. (MD)	SmartFinancial, Inc. (TN)
Limestone Bancorp, Inc. (KY)	Southern First Bancshares, Inc. (SC)
MainStreet Bancshares, Inc. (VA)	Southern National Bancorp of Virginia, Inc. (VA)
MVB Financial Corp. (WV)	Summit Financial Group, Inc. (WV)
National Bankshares, Inc. (VA)

Results of Say-on-Pay Votes

The Committee values the input of the Corporation’s shareholders regarding the design and effectiveness of its executive compensation program.  Moreover, although the advisory shareholder vote to approve executive compensation is non-binding, the Committee considers the outcome of this vote when making compensation decisions for our CEO and other NEOs.  At our 2019 Annual Meeting of Shareholders, the votes cast in favor of our executive compensation program in the “say-on-pay” vote were 94 percent, which represents an increase from 71 percent and 78 percent at the 2018 and 2017 Annual Meetings of Shareholders, respectively.  In light of such strong support, the Committee determined that no significant additional changes were needed to the executive compensation program in 2019.  Nonetheless, because market practice and our business needs continue to evolve, the Committee continually evaluates our compensation program and makes changes when warranted.

Equity Ownership Guidelines

The executive compensation program includes awards of equity incentive compensation in the form of restricted stock, as discussed further below.  Upon vesting of restricted stock awards, executive officers remain subject to equity ownership guidelines in order to promote stock ownership among the executive officers and to further align their interests with those of shareholders.    Until an executive officer has met the minimum stock ownership level, the executive officer must retain and hold at least 50 percent of any vested restricted stock award.  Minimum stock ownership levels are defined for each executive officer as a multiple of base salary as shown in the following table.

Minimum Stock Ownership (Multiple of Base Salary)
Thomas F. Cherry	3x
Jason E. Long	1x
Larry G. Dillon	1x
Bryan E. McKernon	2x
S. Dustin Crone	1.5x

Elements of Executive Compensation

The Corporation’s executive compensation program consists of fixed and variable compensation in the form of cash and equity, as well as compensation through tax-qualified and nonqualified retirement and other deferred compensation plans and certain reasonable perquisites.  The Committee uses these elements in combination, guided by the four principles of our compensation strategy identified in “Overall Philosophy” on page 19, to provide compensation to our executives that is consistent with our compensation philosophy.  Each element of executive compensation, including the purpose of each element and how the Committee determines the amount of each element, is discussed in further detail below.

Base Salary.  We provide base salaries to compensate NEOs for services rendered during the fiscal year and to attract and retain talented executives.  Base salaries for NEOs (with the exception of Messrs. McKernon and Crone) are determined for each executive based on his position and responsibility by using market data.  Salary levels are considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibilities.  The Committee targets base salaries for executives at the median of the Corporation’s peer financial institutions in the 2017 Compensation Benchmarking Peer Group, while providing a competitive total compensation package through other elements of the executive compensation program.  During its review of base salaries for executives for 2019, the Committee primarily considered:

•	Market data provided by Pearl Meyer in 2017;
•	Compensation data for the 2017 Compensation Benchmarking Peer Group;

•	Responsibilities of the executive;
•	Internal review of the executive’s compensation relative to other officers; and
•	Individual performance of the executive.

Mr. McKernon’s base salary is established by his employment agreement, which is discussed in further detail under “Employment and Change-in-Control Agreements” on page 34.  Mr. Crone’s base salary is established based on recommendations from the CEO which are based on the overall performance of C&F Finance.  Performance of C&F Finance is evaluated based on net income, asset quality measures and earning asset growth as well as achievement of other strategic goals as evaluated by the CEO and the Committee.

The Committee adjusted the base salaries of NEOs in 2019 as shown in the table below.  All salary changes took effect January 1, 2019.  Mr. Dillon’s base salary was decreased to reflect his new role as Executive Chairman.  In establishing Mr. Cherry’s base salary, the Committee considered his promotion to CEO effective January 1, 2019.

	Base Salary
	2018	2019
	($)	($)
Thomas F. Cherry	325,000	355,000
Jason E. Long	201,000	212,000
Larry G. Dillon	335,000	250,000
Bryan E. McKernon	220,000	235,000
S. Dustin Crone	237,000	246,500

Short-Term Cash Incentive Compensation Award.    The primary form of variable cash compensation for executives, except Mr. Dillon, is the short-term cash incentive compensation award under the Corporation’s MIP, which was amended in June 2019.  The Committee awards short-term cash incentive compensation awards to reward executives for achievement of specific goals selected by the Committee in order to generate and sustain long-term shareholder value.  Under the MIP, at the beginning of 2019, the Committee established the performance criteria and the award formula or matrix by which short-term cash incentive compensation awards under the MIP were to be determined.   The Committee selects performance criteria and grants short-term cash incentive compensation awards based on the Corporation’s long-term strategy and competitive priorities.  The Committee selected corporate, business unit, and individual performance criteria, which may be measured in some cases using objective performance metrics compared to a peer group and a formula or matrix to calculate a short-term cash incentive compensation award amount, and in other cases using qualitative performance outcomes.  Under the Corporation’s MIP, performance criteria for incentive compensation awards vary based on the position and responsibilities of each executive officer.  The Committee may use discretion to adjust any short-term cash incentive compensation award if it determines such an adjustment would be in the best interests of the Corporation and its shareholders.  The Committee also set a  target award amount as a percentage of annual base salary for each executive officer other than Messrs. McKernon and Crone, whose awards are calculated by reference to each award’s performance criteria.

Beginning in 2019, Mr. Dillon’s short-term cash incentive compensation opportunity is not covered by the MIP.  Mr. Dillon’s short-term cash incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The Committee may determine an award amount that is up to 20 percent of Mr. Dillon’s base salary.

The following table shows the targets, outcomes of calculated performance measures, and actual awards granted under the 2019 short-term cash incentive compensation award.  The actual award granted to Mr. Cherry  was less than the award calculated using the relevant performance measures, as discussed above and below.

		Short-Term Cash Incentive Compensation Award
		Target	Calculated	Calculated		Actual
	Base	Award as %	Award as %	Award as %	Calculated	Award as %	Actual	Discretionary
	Salary	of Base[1]	of Target[1,2]	of Base	Award	of Base	Award	Bonus
	($)	(%)	(%)	(%)	($)	(%)	($)	($)
Thomas F. Cherry	355,000	45	200	90	319,500	69	244,000	—
Jason E. Long	212,000	25	151	38	80,000	38	80,000	—
Larry G. Dillon	250,000	20	100	20	50,000	20	50,000	—
Bryan E. McKernon	235,000	n/a	n/a	343	805,280	343	805,280	—
S. Dustin Crone	246,500	n/a	n/a	45	112,000	45	112,000	—

[1]

The short-term cash incentive compensation award amounts for Messrs. McKernon and Crone are determined based on the profitability of their respective business units and, in the case of Mr. Crone, certain other performance criteria as discussed below.  Mr. Dillon’s short-term cash incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary.

[2]

The short-term cash incentive compensation award for Messrs.  Cherry and Long is based on corporate and individual performance criteria, discussed in further detail below, which are evaluated individually and collectively by the Committee in determining the award amount.  These performance criteria are not entirely measured using objective metrics or a formula in order to calculate an award amount.

President and CEO.    For Mr. Cherry, the short-term cash incentive compensation award is designed to reward overall corporate performance.  Performance is evaluated by determining a composite ranking of the Corporation’s ROE and ROA performance among the financial institutions of the 2019 Incentive Compensation Peer Group.

The Committee established threshold, target and maximum performance levels for the composite ranking, expressed as a percentile, and corresponding award amounts as a percentage of the target award amount as shown in the table below.  Performance outcomes between the threshold and target levels and between the target and maximum levels result in a calculated award amount determined using a straight-line interpolation.

	Threshold	Target	Maximum
ROE/ROA Composite Ranking (Percentile)	40th	60th	90th
Award Amount as a Percentage of Target Award	50%	100%	175%(1)

[1]

The maximum calculated short-term cash incentive compensation award under the MIP is 200 percent of the target award amount and results from a composite ranking that is (1) at or above the 90th percentile relative to the 2019 Incentive Compensation Peer Group and (2) first among Virginia banks in the 2019 Incentive Compensation Peer Group.  Otherwise, the award amount corresponding to the 90th percentile performance level is 175 percent of the target award amount.

The composite ranking is based on the rankings of each financial institution based on ROE and ROA.

The Committee typically adjusts the ROE and ROA of the Corporation and the financial institutions in the peer group for nonrecurring items of income or expense.  In the composite ranking, the ROE ranking is weighted two-thirds and the ROA ranking is weighted one-third as shown in the table below.  Based on the adjusted ROE and ROA for 2019 of the Corporation and the financial institutions of the 2019 Incentive Compensation Peer Group, the Corporation achieved results in excess of the 90th percentile and was the highest ranked bank in Virginia.

Performance Relative to 2019 Incentive Compensation Peer Group1

ROE Ranking	ROA Ranking	Composite Ranking (Percentile)	Calculated Award Amount (% of Target)
3rd out of 25 (Weighted 66 2/3%)	9th out of 25 (Weighted 33 1/3%)	3rd out of 25 (92nd)	200%

[1]	For the purposes of measuring ROE and ROA of the 2019 Incentive Compensation Peer Group, the Committee omitted Old Line Bancshares Inc. which was acquired in 2019.

The Corporation’s ROE/ROA composite ranking resulted in a  calculated award amount of $319,500 for Mr. Cherry.  The calculated award amount may be adjusted by the Committee.  In particular, the Committee considers asset quality at the Bank, C&F Mortgage and C&F Finance in evaluating whether the full calculated award amount has been earned, and may use other factors in its discretion to adjust the award amount.  Based on the calculated award amount and Mr. Cherry’s recommendation to the Committee that his award be less than the calculated award amount,  the Committee awarded Mr. Cherry  a short-term cash incentive compensation award of $244,000, or 69 percent of his annual base salary.

Other NEOs.    Mr. Long’s short-term cash incentive compensation award is based on performance criteria related to corporate and individual performance.  Based on these performance criteria, the Committee may determine an award amount that is up to 200 percent of Mr. Long’s target award amount.  In determining Mr. Long’s award, the Committee considers the following indicators of performance:

•	Net income of the Corporation,
•	Performance relative to budget,
•	Performance of Mr. Long’s subordinates (which include the finance and compliance functions of the Corporation and the Bank),
•

Results of audit and regulatory examinations (including audits performed by our independent registered public accounting firm and our internal audit function, safety and soundness examinations performed by banking regulators, and compliance reviews) and

•	Achievement of strategic initiatives of the Corporation that are assigned to Mr. Long.

Based on the outcomes of these performance criteria, the Committee awarded Mr. Long a short-term cash incentive compensation award equal to 38 percent of his annual base salary.

Mr. Dillon’s short-term cash incentive compensation award, which is not under the MIP, is based on an evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The Committee may determine an award amount that is up to 20 percent of Mr. Dillon’s base salary. Based on the outcomes of these performance criteria, the Committee awarded Mr. Dillon a short-term cash incentive compensation award equal to 20 percent of his annual base salary.

Mr. McKernon’s short-term cash incentive compensation award is calculated as a percentage of the income before taxes of C&F Mortgage in accordance with his employment agreement, which is described in further detail under “Employment and Change-in-Control Agreements” on page 34.

Mr. Crone’s short-term cash incentive compensation award amount is determined based on the sum of two components.  The first component is the product of an award percentage and the net income of C&F Finance.  The award percentage range for the first component is defined as between zero and an upper limit between 0.45 percent and 1.35 percent of net income of C&F Finance,  determined on a sliding scale based on the ROA of C&F Finance.    Based on the 2019 ROA of C&F Finance, the upper limit of that award percentage range was 1.10 percent.  In determining an award percentage within the award percentage range, the Committee considers the following indicators of performance:

•	Delinquency on loans at C&F Finance,
•	Charge off rates,
•	Loan growth,
•	Performance relative to budget,
•	Performance of Mr. Crone’s subordinates at C&F Finance and
•	Results of audit and regulatory examinations related to C&F Finance.

The second component, added in 2019, is based on achievement of individual strategic objectives included in the Corporation’s strategic plan, whereby the Committee can award Mr. Crone a short-term cash incentive up to 30 percent of his base salary.

Based on the outcomes of these performance criteria, the Committee awarded Mr. Crone a short-term cash incentive compensation award equal to 0.90 percent of the net income of C&F Finance for the first component and 20 percent of his base salary for the second component.  The sum of both components represents a total short-term cash incentive award of 45 percent of Mr. Crone’s base salary.

Long-Term Equity Incentive Compensation Award.    The Corporation grants equity compensation to executives in order to provide long-term incentives to achieve corporate objectives and generate and sustain shareholder value without exposing the Corporation or its subsidiaries to imprudent risks, and to align their personal interests with the long-term financial success of the Corporation.  Long-term equity incentive compensation awards are established under the MIP, except for Mr. Dillon, and equity securities are issued pursuant to the 2013 Stock and Incentive Plan, which was approved by shareholders and adopted by the Corporation effective April 16, 2013, in the form of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards.

The primary form of equity awards granted by the Committee is restricted stock.  All awards of restricted stock are subject to five-year cliff vesting on condition of continuous employment by the Corporation or its subsidiaries and are forfeited in their entirety upon termination prior to vesting.  Vesting may be accelerated in certain circumstances, including retirement.  Unvested restricted stock cannot be sold or transferred by the executive officer but entitles the executive officer to voting rights and non-forfeitable dividends equivalent to common stock.  The service condition of the restricted stock awarded by the Corporation is for a period that is longer than most equity awards issued by the Corporation’s peers.  The Committee believes that this time-based vesting of restricted stock is consistent with the objectives of retaining talented executives and promoting long-term tenure of its key employees, as unvested restricted stock provides an incentive to remain with the Corporation and its subsidiaries in order to fulfill the vesting condition and realize the full award value.

The long-term equity incentive compensation award under the MIP includes an annual component and a performance component.  The annual component, which is fixed as a percentage of annual base salary for each NEO, serves to provide each NEO with a consistent element of his annual compensation that promotes tenure with the Corporation and aligns his long-term interests with those of our shareholders.  The annual component is earned through continued employment and consistent individual performance during the year and until the grant date of the award.  The performance component serves to compensate executives based on the financial performance of the Corporation and its subsidiaries compared to our peers.  The performance component is variable and is earned based on a corporate performance measure, which reflects consolidated performance, and, in the case of Messrs. McKernon and Crone, business unit performance measures.

At the beginning of 2019,  for each NEO, except for Mr. Dillon, the Committee set a target total award value as a percentage of annual base salary and established allocations of the target award value to the annual award and each performance measure as shown in the following table.

2019 Long-Term Equity Incentive Compensation Awards

	Thomas F. Cherry	Jason E. Long	Bryan E. McKernon	S. Dustin Crone
Target Total Award Value	45% of annual base salary	25% of annual base salary	20% of annual base salary	25% of annual base salary

Annual Award Allocation	25%	50%	50%	50%
Corporate Performance Allocation	75%	50%	25%	25%
Business Unit Performance Allocation	n/a(1)	n/a(1)	25%	25%

[1]	The performance component of the long-term equity incentive compensation awards for Messrs. Cherry and Long is based solely on the corporate performance measure.

In determining the award amount for the performance component, the Committee assigns a performance score to each corporate and business unit performance measure based on the results of the performance measure during the relevant period.  The total award value of the long-term equity incentive compensation award for each NEO is determined using the target total award value, the allocations to the annual award and each performance measure, and the performance scores for each performance measure, as shown below.

Corporate performance is measured by reference to the Corporation’s three-year growth in tangible book value plus dividends paid to shareholders relative to the 2019 Incentive Compensation Peer Group.  Tangible book value is a non-GAAP measure defined by the Committee for purposes of measuring performance as common equity excluding accumulated other comprehensive income or loss, less goodwill and intangible assets. Corporate performance for purposes of the 2019 long-term equity incentive compensation award was determined using the performance period 2017-2019.  For purposes of the corporate performance measure, the Committee may adjust reported common equity of the Corporation or any financial institution in the 2019 Incentive Compensation Peer Group for nonrecurring items, including changes in common equity related to income, expense, gain, loss or other events including mergers and acquisitions.    The Committee adjusted common equity of the Corporation and each of its peers for purposes of the corporate performance measure to exclude the effect on tangible book value of the remeasurement of net federal deferred tax assets by each financial institution in 2017 related to the enactment of the Tax Cuts and Jobs Act of 2017.  The Committee established threshold, target and maximum performance levels for the corporate performance measure, expressed as a percentile relative to the 2019 Incentive Compensation Peer Group, and corresponding performance scores as a percentage of the target award value allocated to the corporate performance measure as shown in the table below.  Performance outcomes between the threshold and target levels and between the target and maximum levels result in a calculated performance score determined using a straight-line interpolation.  Based on the outcome of the corporate performance measure, the Committee determined the corporate performance score for the 2019 long-term equity incentive compensation award to be 150 percent of the target award value allocated to the corporate performance measure for each NEO.

	Threshold	Target	Maximum	Actual[1]
Corporate Performance Measure (Percentile)	40th	60th	80th	83rd 5[t]h out of 24
Corporate Performance Score	50%	100%	150%	150%

[1]

For purposes of measuring three-year growth in tangible book value plus dividends paid to shareholders of the 2019 Incentive Compensation Peer Group, the Committee omitted the results of Limestone Bancorp, Inc. from the ranking due to events during the period 2017-2019 that did not allow for a consistent measurement of performance during the period for that financial institution and Old Line Bancshares Inc. which was acquired during 2019.  Neither the omission of Limestone Bancorp, Inc. nor the omission of Old Line Bancshares Inc. had a significant effect on the corporate performance measure percentile or the corporate performance score.

For the business unit performance measures, the Committee evaluates the performance of C&F Mortgage and C&F Finance and determines a business unit performance score for each business unit between zero and 150 percent.  Business unit performance for purposes of the 2019 long-term equity incentive compensation award was determined using the performance period of the year ended December 31, 2019.  Based on the performance of C&F Mortgage and C&F Finance, the Committee determined the business unit performance scores to be 110 percent and 110 percent, respectively, for purposes of the 2019 long-term equity incentive compensation awards granted to Messrs. McKernon and Crone, respectively.

Beginning in 2019, Mr. Dillon’s long-term equity incentive compensation opportunity is not covered by the MIP.  Mr. Dillon’s long-term equity incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance.  The Committee may determine an award amount of a number of shares with a value of up to 20 percent of Mr. Dillon’s base salary.  Based on the Committee’s evaluation of these performance criteria, the Committee awarded Mr. Dillon a long-term equity incentive compensation award equal to 20 percent of his annual base salary, which based on the average closing stock price of the Corporation for the 20 business days preceding the award date, rounded to the closest 10 shares, was equivalent to 990 shares.

The 2019 long-term equity incentive compensation target, calculated and actual award values for each component and performance measure are shown in the table below for each of the NEOs, except for Mr. Dillon.  Awards of restricted stock under the long-term equity incentive compensation award were granted to NEOs on February 18, 2020.    The number of shares awarded were determined based on the average closing stock price of the Corporation for the 20 business days preceding the award date, which was $50.58 per share, rounded to the closest 25 shares.  Based on the calculated award amount and Mr. Cherry’s recommendation to the

Committee that his award be less than the calculated award amount, the Committee awarded Mr. Cherry a long-term equity incentive compensation award of $154,500, or 70 percent of the calculated award.

		Calculated Award
	Target Award	Annual	Corporate	Business Unit		Actual Award	Actual
	Value	Award	Performance	Performance	Total	Value	Award
	($)	($)	($)	($)	($)	($)	Shares[1]
Thomas F. Cherry[2]	159,750	39,938	179,719	—	219,657	154,500	3,050
Jason E. Long	53,000	26,500	39,750	—	66,250	66,250	1,300
Larry G. Dillon[3]	50,000	n/a	n/a	n/a	50,000	50,000	990
Bryan E. McKernon	47,000	23,500	17,625	12,925	54,050	54,050	1,050
S. Dustin Crone	61,625	30,813	23,109	16,947	70,869	70,869	1,400

[1]

The number of shares awarded is determined based on the average closing stock price of the Corporation for the 20 business days preceding the award date, which was $50.58 per share, rounded to the closest 10 or 25 shares, as applicable.  Because this average price is often different from the closing price on the grant date, the Actual Award Value in this table and the grant date fair value reported in the Stock Awards column of the Summary Compensation Table in the 2021 proxy statement will not necessarily be the same.

[2]	As discussed above, Mr. Cherry was awarded a long-term equity incentive compensation award that was less than the amount allowed under the MIP.
[3]

Mr. Dillon’s long-term equity incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary.

Retirement and Deferred Compensation Plans.    The Corporation’s subsidiaries sponsor several tax-qualified benefit plans, including both a defined benefit retirement plan and defined contribution plans, which are available generally to all employees of either the Bank, C&F Mortgage or C&F Finance, and in which our NEOs are participants.  Additionally, the Corporation sponsors a nonqualified deferred compensation plan for the benefit of certain senior officers and its non-employee directors.  Our tax-qualified plans are offered in order to assist our employees in attaining financial security for retirement and for employee retention.  Our nonqualified plan is offered to provide flexibility to our senior officers and directors by providing deferral opportunities otherwise restricted by qualified plan limits and to establish a long-term retention incentive for our executives.

Retirement Plan.  The Bank maintains a tax-qualified cash balance pension plan named the VBA Master Defined Benefit Plan for Citizens and Farmers Bank (the “Retirement Plan”).  Under the Retirement Plan, participants’ accounts are credited each year based on a percentage of each participant’s annual compensation including salary and bonus (subject to limitations under the requirements of the Internal Revenue Code (the “Code”).  Participants’ accounts are also credited for interest upon each participant’s accumulated balance.  The applicable compensation credit percentage ranges between 1 percent and 12 percent, increasing with a participant’s age and years of credited service at the end of each plan year.  Interest credits are based on the 30-year Treasury rate plus 150 basis points.  Messrs. Dillon, Cherry and Long are participants in the Retirement Plan.

Upon having completed at least three years of service or reaching age 65, participants become vested in the Retirement Plan.  Upon termination from the Bank or after reaching age 62 while employed,  vested participants may receive the amount then credited to the participant’s cash balance account in a lump sum or may defer benefits until age 65.  Participants who defer benefits after termination continue to receive interest credits until age 65 and then may receive an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married).  The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

Defined Contribution Plans.  The following tax-qualified defined contribution plans are offered by the Corporation’s subsidiaries:

•	Virginia Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Bank 401(k) Plan”)
•	C&F Mortgage Corporation 401(k) Plan (the “Mortgage 401(k) Plan”)
•	Defined Contribution 401(k) and Profit-Sharing Plan sponsored by the Virginia Bankers Association, which is offered by C&F Finance (the “Finance 401(k) Plan”)

Our NEOs are participants in our defined contribution plans, including the Bank 401(k) Plan (Messrs. Dillon, Cherry and Long), the Mortgage 401(k) Plan (Mr. McKernon) and the Finance 401(k) Plan (Mr. Crone).  Under these plans, the Corporation makes matching contributions on voluntary deferrals by NEOs, subject to limitations under each plan and the requirements of the Code.    Matching contributions under the Bank 401(k) Plan and the Finance 401(k) Plan are up to 5 percent of each participant’s covered compensation.  Matching contributions under the Mortgage 401(k) Plan are discretionary, based on, among other factors, the profitability of C&F Mortgage.  Each of the plans also provide for discretionary employer contributions.  Investments under each of the plans are directed by participants’ elections from among various investment options available under the plans, and participants’ accounts earn a return based on the actual return of those investment elections.

Nonqualified Plan.    The Corporation offers the C&F Financial Corporation Non-Qualified Deferred Compensation Plan for Executives (the “Nonqualified Plan”) for senior officers and directors of the Corporation and its subsidiaries.  The plan allows executive officers to make deferrals of salary or cash incentive compensation.  The Corporation makes discretionary contributions into executive officers’ accounts under the Nonqualified Plan.   Discretionary contributions have included (1) amounts related to benefits that would have been received as matching contributions under tax-qualified plans except for statutory limitations that apply to employer contributions under those plans (“Excess Match” contributions) and (2) additional amounts as supplemental retirement benefits (“SERP” contributions) for certain executive officers.    Participants’ accounts under the Nonqualified Plan earn a return based on investment elections made by participants among various investment options available under the plan.

Discretionary Excess Match contributions are vested immediately for each NEO.  For Mr. Dillon, the Corporation’s discretionary SERP contributions are vested immediately in recognition of his performance and service over his career.  As of December 31, 2019, for Messrs. Cherry, Long and Crone, the Corporation’s discretionary SERP contributions vest upon retirement, death, disability or a change in control in order to provide a retention incentive consistent with the Corporation’s overall compensation strategy.  Effective February 18, 2020, the Compensation Committee approved the immediate vesting of the Corporation’s prior and future discretionary SERP contributions for Mr. Cherry in light of his years of service and contributions to the Corporation.  Mr. McKernon was not awarded a SERP contribution for 2019.  For 2019, the Corporation made discretionary contributions to the Nonqualified Plan totaling $76,000, $10,600, $60,700, and $28,075 for Messrs. Cherry, Long, Dillon and Crone, respectively, which include both Excess Match and SERP contributions.  These contributions were made in 2020 and are reported as earned in 2019 in the Summary Compensation Table on page 38.

Perquisites and Other Benefits.    The Corporation provides our NEOs with benefits that we believe are reasonable and consistent with our overall compensation program as part of a competitive compensation package for attracting and retaining talented executives.  Perquisites offered to NEOs, which may include personal use of Corporation-owned automobiles, matching charitable contributions, an executive physical every two years, club dues, financial advisory services, and tax preparation services, are common among the Corporation’s peer financial institutions.  Effective January 1, 2015, the Committee approved an additional perquisite for Mr. Dillon that provides for post-retirement medical and dental insurance premiums for Mr. Dillon and his spouse for life.  Mr. Dillon is eligible to begin receiving this perquisite upon retirement from employment.  Perquisites to any individual NEO that exceeded $10,000 in a particular year are included in the Summary Compensation Table on page 38.

NEOs also participate in other benefit plans that are available to our employees generally.  These plans include medical, dental, life, and disability insurance.

Compensation Policies and Practices as They Relate to Risk Management.    The Corporation, under the guidance of the Committee, has reviewed the compensation policies and practices of the Corporation as they relate to risk management.  This review included both executive officer and non-executive officer compensation policies and practices and factors in place to mitigate any excess risk.  In conducting the review, management focused on the risks associated with the Corporation's compensation policies and practices and evaluated those risks in light of the Corporation's operations and the internal compensation approval and compliance systems developed by the Corporation.  The Corporation has determined that its policies and practices, including mitigating factors, are not reasonably likely to have a material adverse effect on the Corporation.

The Committee utilizes the position of senior compensation risk officer and meets with the Corporation’s senior compensation risk officer to discuss, evaluate and review senior executive officer (“SEO”) compensation plans and other employee compensation plans and the risks these plans pose to the Corporation.  In connection with this risk review, the Committee’s goal is to identify and limit or mitigate features in SEO and other employee compensation plans that could encourage SEOs or other employees to take unnecessary and excessive risks that threaten the Corporation’s value (including behavior focused on short-term results rather than long-term shareholder value).  In addition, the Committee will discuss, evaluate and review employee compensation plans and eliminate or mitigate features that could encourage the manipulation of reported earnings to enhance an employee’s compensation.  These reviews are completed at least once per year.

For the review conducted during June of 2019, the Committee evaluated each of the plans included in this discussion with the senior risk officer, as well as several additional employee compensation arrangements that provide for variable cash compensation, bonus, commission or incentive payments to employees other than SEOs. As a result of the risk and manipulation review, the Compensation Committee concluded that these plans do not encourage unnecessary and excessive risks that threaten the value of the Corporation or promote the manipulation of reported earnings to enhance the compensation of any employee and determined that the potential risks arising from these plans are not reasonably likely to have a material adverse effect on the Corporation.

Role of Discretion in the Compensation Process.  In fulfilling its responsibilities over the executive compensation program, the Committee must make decisions that are inherently subjective.  The Committee has established compensation plans and arrangements that place limits on the Committee’s ability to exercise discretion in compensation decisions, including the MIP, which does not allow the Committee to increase the amount of any long-term equity incentive compensation award under the plan above the maximum amount calculated for any such award under the terms of the plan.  The Committee retains the discretion to reduce the amount of any award determined under the terms of the MIP, including the short-term cash incentive compensation award and the long-term equity incentive compensation award.  In compensation decisions for 2019, the Committee used discretion to grant less than the calculated short-term cash incentive compensation award for Mr. Cherry as described on page 27, to grant less than the calculated long-term equity incentive compensation award for Mr. Cherry as described on page 31, to adjust measures of ROE and ROA for the Corporation and its peers under the short-term cash incentive compensation award as described on page 27,  and to adjust measures of tangible book value for the Corporation and its peers under the long-term equity incentive compensation award as described on page 29.

Clawback Policy.    The Corporation’s clawback policy provides that in the event of a restatement to correct material non-compliance with any financial reporting requirements under applicable securities laws, any excess incentive compensation paid to executive officers that was based or determined in whole or in part upon the Corporation’s financial statements that were subsequently restated may be recovered from the executive officers.  Excess incentive compensation is the amount that would not have been paid to the executive officers if the incentive compensation had been determined based on the restated financial statements.  However, if the Committee determines that the accounting error resulted from intentional misconduct by executive officers, then the Corporation may recover up to 100 percent of any incentive compensation received by those executive officers during the years subject to the restatement.  Recovery of amounts under this clawback policy from an executive officer may include reimbursement to the Corporation of cash paid to the executive officer, offsetting the amount to be recovered against future payments to the executive officer, cancellation of any outstanding vested or unvested shares awarded to the executive officer, or other means available to the Corporation by law.  Such recovery may extend to gains realized by the executive officer upon sale or transfer of equity awards and may be in addition to other remedies that may be available to the Corporation, including termination of employment.  The Committee may, however, determine that repayment is not required in the event the Committee determines that to do so would be unreasonable or it would be in the long-term interests of the Corporation not to require repayment.

Prohibition on Hedging and Pledging Transactions.  Under the Corporation’s insider trading policy, directors and executive officers, including the named executive officers, are prohibited from (i) pledging the Corporation’s stock as collateral for loans and (ii) selling the Corporation’s stock “short,” trading in the Corporation’s stock in or through a margin account or otherwise engaging in hedging transactions or speculative or short-term trading of the Corporation’s stock. These provisions are part of the Corporation’s overall program to prevent the Corporation’s directors and executive officers, including the named executive officers, from trading on material non-public information.

Tax and Accounting Implications.    As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals.  While the Corporation has not awarded compensation in the past that exceeded the limit on deductibility under Section 162(m) of the Code, we may choose to pay compensation that will not be deductible in order to ensure competitive levels of total compensation for our executive officers.

Employment and Change-in-Control Agreements

The Corporation may be required to make payments of severance or other benefits upon termination of an executive officer or a change in control of the Corporation pursuant to certain agreements and other arrangements as detailed below.

McKernon Agreement.    As is typical in the mortgage industry, Mr. McKernon is employed by C&F Mortgage under an employment agreement originally entered into in 1995 and amended and restated as of January 1, 2013.  Mr. McKernon was responsible for bringing all of the critical personnel and operations of C&F Mortgage to the Corporation at no cost to the Corporation.  Under the agreement, C&F Mortgage has employed Mr. McKernon as its President and CEO under a three-year “evergreen” agreement, which remains in effect at all times unless and until terminated as permitted by the agreement.  Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other.  Additionally, either party may terminate the agreement in the event C&F Mortgage fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period.  The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement.  Under the agreement, C&F Mortgage in 2019 paid Mr. McKernon an annual base salary of $235,000, payable in monthly installments.  C&F Mortgage also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of C&F Mortgage’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based.  C&F Mortgage has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement and terminate his employment for an amount based upon C&F Mortgage’s financial performance.  In the event of a termination of his employment for any reason other than pursuant to a three-year notice, C&F Mortgage also may purchase a limited non-solicitation commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of C&F Mortgage.  The agreement also contains provisions requiring confidentiality of information regarding C&F Mortgage.  Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change-in-control agreement.  Any termination of the employment agreement also will terminate Mr. McKernon’s change-in-control agreement, except a termination of his employment agreement as described in the preceding sentence.

The agreement provides that any incentive-based compensation or award Mr. McKernon receives will be subject to any clawback required pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Corporation adopted pursuant to any such law, rule, regulation or listing requirement.

Change-in-Control Agreements.  The Corporation has entered into “change-in-control agreements” with each of the NEOs (the “CIC Agreements”) because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control.  The CIC Agreements provide for payments of severance in cash as well as health, wellness and other benefits following termination.  In addition to the CIC Agreements, other benefits may be provided following a change in control of the Corporation under the 2013 Stock and Incentive Plan, including accelerated vesting of restricted stock awards.

The CIC Agreement with Mr. Dillon provides for certain payments and benefits in the event of a termination of his employment by the Corporation without “cause,” or by Mr. Dillon for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the second anniversary of the change in control date and including the period prior to the change in control date in the case of terminations of employment in anticipation of a change in control.  In such event, Mr. Dillon would be entitled (i) to receive in a lump sum, two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the three-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans; and (iii) if requested by Mr. Dillon, within six months after his termination, to have the Corporation acquire his primary residence for its appraised fair market value.

The CIC Agreements with Messrs. Cherry and McKernon provide for certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by either Mr. Cherry or Mr. McKernon for “good reason” during the period beginning on the occurrence of a change in control and ending 61 days after the second anniversary of the change in control date.  In such event, Mr. Cherry or Mr. McKernon would each be entitled (i) to receive in a lump sum, two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans.  In addition, Mr. Cherry would be entitled to two times his highest annual bonus for the three fiscal years preceding the change in control date.

The CIC Agreements with Messrs. Long and Crone provide for certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by either Mr. Long or Mr. Crone for “good reason” during the period beginning on the occurrence of a change in control and ending 61 days after the second anniversary of the change in control date and including the period prior to the change in control date in the case of terminations of employment in anticipation of a change in control.  In such event, Mr. Long or Mr. Crone would each be entitled (i) to receive in a lump sum, an amount equal to one times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control, and (ii) for a period of one year following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the one-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans.

In certain cases, some or all of the payments and benefits provided on termination of employment under the CIC Agreements may be delayed for six months following termination to comply with the requirements of Section 409A of the Code.  Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement.  In the case of benefits that are delayed, the executive would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Corporation at the end of the six-month period.

Voluntary Termination with Good Reason.  Under the CIC Agreements, following a change in control, any of the NEOs may voluntarily terminate their employment for “good reason” and become entitled to these payments and benefits under certain circumstances.  These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date, as well as a right to terminate voluntarily during the 60-day periods after the change in control date, the first anniversary of the change in control date and the second anniversary of the change in control date.

Section 280G Tax Gross-Ups.  If certain payments or benefits under CIC Agreements would be subject to excise tax as an “excess parachute payment” under Section 280G of the Code, the Corporation has agreed to pay additional amounts (“280G tax gross-ups”), except as described below, to adjust for the incremental tax costs of such payments or benefits under legacy CIC agreements with Messrs. Dillon, Cherry and McKernon, which were last amended and restated in 2008.  The Corporation has not entered into any new agreements later than 2008 that provide for 280G tax gross-ups, including the CIC Agreements entered into with Mr. Long and Mr. Crone.  Further, the Committee has expressed a commitment to refrain from entering into future agreements that provide for such payments.  Under the CIC Agreements with Messrs. Dillon, Cherry and McKernon, a 280G tax gross-up will be paid if such payment would result in a net after-tax benefit to the executive of at least $25,000, as compared to the elimination of the 280G tax gross-up payment and the reduction of other payments or benefits under CIC Agreement such that no excise tax would be imposed under Section 280G of the Code.  If the after-tax benefit of the 280G tax gross-up would be less than $25,000, then no such 280G tax gross-up will be paid, and other payments or benefits under the CIC Agreement will be reduced such that no excise tax will be imposed under Section 280G of the Code.

Retirement, Early Retirement, Death, Disability.  Except in the case of Mr. McKernon’s employment agreement, the Corporation does not provide for payments upon termination outside of the CIC Agreements, but may negotiate individual severance packages with departing executives on a case-by-case basis.  For terminations due to retirement, early retirement, disability and death, vesting of any unvested stock options, restricted stock and retirement benefits occur at the date of termination, except that beginning in 2016 restricted stock awards granted to key employees other than the CEO provide for accelerated vesting on early retirement upon the one-year anniversary of the date of termination and only if the individual has complied with a non-competition agreement.

In addition to the agreements discussed above and other elements of the Corporation’s executive compensation program detailed in the Compensation Discussion and Analysis within this Proxy Statement, Mr.

Dillon is eligible, upon his retirement, to payment of post-retirement medical and dental insurance premiums for himself and his spouse for life.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

J. P. Causey Jr., Chair
James H. Hudson III	Elizabeth R. Kelley

2019 EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2019, 2018 and 2017.

Summary Compensation Table

						Change in
						Pension
					Non-	Value and
					Equity	Nonqualified
					Incentive	Deferred	All
				Stock	Plan	Compensation	Other
		Salary	Bonus[2]	Awards[3]	Compensation[4]	Earnings[5]	Compensation[6]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Thomas F. Cherry	2019	355,000	—	153,870	244,000	51,703	135,077	939,650
President/	2018	325,000	—	142,496	220,000	44,769	115,547	847,812
Chief Executive Officer[1]	2017	310,000	—	145,280	195,000	43,880	112,196	806,356
Jason E. Long	2019	212,000	—	62,574	80,000	14,903	30,653	400,130
Senior Vice President/Chief Financial Officer/	2018	201,000	—	43,800	55,000	5,537	23,002	328,339
Secretary	2017	191,500	—	35,185	42,000	5,007	24,091	297,783
Larry G. Dillon	2019	250,000	—	153,870	50,000	117,422	111,125	682,417
Executive Chairman[1]	2018	335,000	—	142,496	220,000	106,071	129,940	933,507
	2017	323,000	—	145,280	195,000	106,402	140,350	910,032
Bryan E. McKernon	2019	235,000	—	51,290	805,280	—	26,623	1,118,193
President/Chief Executive	2018	220,000	—	46,720	415,646	—	22,859	705,225
Officer of C&F Mortgage Company	2017	220,000	—	40,860	413,664	—	11,561	686,085
S. Dustin Crone	2019	246,500	—	69,242	112,000	—	63,465	491,207
President/Chief Executive	2018	237,000	28,400	62,488	73,600	—	63,346	464,834
Officer of C&F Finance Company	2017	228,500	60,000	63,560	20,000	—	61,428	433,488

[1]	Reflects titles as of December 31, 2019. Mr. Dillon served as CEO until December 31, 2018. Effective January 1, 2019, Mr. Dillon became Executive Chairman and Mr. Cherry became President and CEO.

[2]

The amounts in this column for Mr. Crone reflect the additional discretionary cash bonus he was awarded for 2018 and 2017 based on overall industry conditions and achievement of other strategic initiatives accomplished by C&F Finance.

[3]

The amounts in this column reflect the grant date fair value for restricted stock granted during fiscal years ended December 31, 2019, 2018 and 2017, respectively, pursuant to the 2013 Stock and Incentive Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on the date of grant.  These amounts do not include the 2019 long-term equity incentive compensation award, discussed in further detail on pages 28 to 31,  which was granted in February 2020.

[4]	The amounts in this column reflect the short-term cash incentive compensation awards for 2019, 2018 and 2017, which are discussed in further detail on pages 25 to 28.

[5]

The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ accumulated benefits under the Retirement Plan established by the Bank determined using credits based on age and years of service and interest credits consistent with those used in the Corporation’s audited financial statements.  Messrs. McKernon and Crone are not participants in the Retirement Plan.  All earnings under the Nonqualified Plan are actual dividends and earnings of investments based on participants’ investment elections and are not required to be reported in this column.

[6]	The amounts in this column for 2019 are detailed in the All Other Compensation Table for 2019 immediately below.

All Other Compensation for 2019

		Corporation
	Dividends	Contributions	Personal
	Paid on	to Defined	Use of
	Unvested Stock	Contribution	Corporation-	Charitable	Club
	Awards	Plans[2]	Owned Auto	Contributions	Dues
Name	($)	($)	($)	($)	($)
Thomas F. Cherry	24,997	90,000	10,380	2,500	7,200
Jason E. Long[1]	6,497	24,156	—	—	—
Larry G. Dillon	24,997	74,700	5,328	2,500	3,600
Bryan E. McKernon	6,457	8,750	6,416	5,000	—
S. Dustin Crone	10,334	42,075	10,056	1,000	—

[1]	Perquisites granted to Mr. Long did not exceed $10,000 in 2019 and are not reported in this table.

[2]

The amounts in this column include $76,000, $10,600, $60,700, and $28,075 in Corporation contributions to the Nonqualified Plan for 2019 for Messrs. Cherry, Long, Dillon and Crone, respectively, that were not paid to the plan as of the end of the fiscal year.  These contributions, which include Excess Match contributions and SERP contributions, were made by the Corporation in January 2020 into each respective NEO’s account in the Nonqualified Plan.   Other amounts included in this column represent employer matching contributions to tax-qualified defined contribution plans.  These plans are discussed in further detail on pages 31 to 32.

The following table summarizes certain information with respect to cash and equity incentive opportunities established in 2019.

Grants of Plan-Based Awards for 2019

								Other Stock
								Awards:
								Number	Grant Date
								of Shares	Fair Value
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			of Stock	of Stock
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards[3]			or Units[4]	Awards[1]
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date[1]	($)	($)	($)	($)	($)	($)	(#)	($)
Thomas F. Cherry
Cash award		79,875	159,750	319,500
Equity award - Performance	n/a				59,906	119,813	179,719		120,232
Equity award - Annual	n/a							790	42,028
Jason E. Long
Cash award		—	53,000	106,000
Equity award - Performance	n/a				13,250	26,500	39,750		41,283
Equity award - Annual	n/a							524	27,877
Larry G. Dillon
Cash award		—	50,000	50,000
Equity award	n/a				—	50,000	50,000		50,000
Bryan E. McKernon
Cash award		—	805,280	—
Equity award - Performance	n/a				5,875	23,500	35,250		31,122
Equity award - Annual	n/a							465	24,738
S. Dustin Crone
Cash award		—	112,000	—
Equity award - Performance	n/a				7,703	30,813	46,219		42,081
Equity award - Annual	n/a							609	32,399

[1]

The 2019 long-term equity incentive compensation awards do not have a grant date during the year ended December 31, 2019 and were ultimately granted in the form of restricted stock on February 18, 2020.  The awards granted under the MIP are comprised of a performance component and an annual component, and the award granted to Mr. Dillon is comprised of only a performance component.  The fair value of these awards at the grant date was determined in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on that date and has been allocated, except for Mr. Dillon, to the two components in this table.  The awards were granted in the form of restricted stock, subject to a five-year cliff vesting service condition, with accelerated vesting under certain circumstances, and include rights to non-forfeitable dividends on unvested shares equal to dividends declared to common shareholders. See pages 29 to 31 for further details on the 2019 long-term equity incentive compensation awards.

Because the fair value of these awards at the grant date was determined based on the closing price of the Corporation’s stock on that date, the values in this column are different from the Actual Award Values reflected in the table on page 31 which reflect the award values determined by the Compensation Committee, with the number of shares awarded determined based on the average closing stock price of the Corporation for the 20 business days preceding the grant date, rounded to the closest 10 or 25 shares, as applicable.

[2]

These columns reflect the threshold, target and maximum amounts established under the 2019 short-term cash incentive compensation award for Messrs. Cherry and Long. The actual amounts awarded under the 2019 short-term cash incentive compensation award for Messrs. Cherry and Long were $244,000 and  $80,000, respectively.  Mr. Dillon’s short-term cash incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary.  Threshold, target and maximum amounts are not established under the 2019 short-term cash incentive compensation award for Mr. McKernon, whose award is determined pursuant to his employment agreement and is based on the profitability of C&F Mortgage, or Mr. Crone, whose award is determined based on the ROA and net income of C&F Finance and achievement of strategic objectives.   The amounts reported in these columns for Messrs. McKernon and Crone reflect the actual amounts of their 2019 short-term cash incentive compensation awards.

[3]

These columns reflect the threshold, target and maximum equity values established for the performance component of the 2019 long-term equity incentive compensation award. These amounts do not include $39,938, $26,500, $23,500 and $30,813 of the annual component of the 2019 long-term equity incentive compensation awards for Messrs. Cherry, Long, McKernon and Crone, respectively, which is fixed as a percentage of annual base salary and earned through consistent individual performance during 2019.  Mr. Dillon’s long-term equity incentive compensation award is based on the Committee’s evaluation of his individual involvement and performance in matters of corporate strategy and governance and has a target and maximum of 20 percent of Mr. Dillon’s base salary.

[4]

The amounts in this column reflect the number of shares granted for the annual component of the 2019 long-term equity incentive compensation award that was granted on February 18, 2020 based on the average closing price of the Corporation’s stock for the preceding 20 business days, rounded to the closest 10 or 25 shares, as applicable.  The annual component is earned through consistent individual performance during 2019 and is not reported under the columns for equity incentive plan awards in this table because its value is fixed as a percentage of base salary.

The following table includes certain information with respect to all previously-awarded unvested restricted stock awards held by the named executive officers at December 31, 2019. None of the NEOs held any unexercised stock options at December 31, 2019.

Outstanding Equity Awards at  2019 Fiscal Year-End

	Stock Awards
			Market
		Number of	Value of
		Shares or	Shares or
		Units of	Units of
		Stock That	Stock That
		Have Not	Have Not
	Vesting	Vested[1]	Vested[2]
Name	Date	(#)	($)
Thomas F. Cherry	1/20/2020	4,000	221,320
	1/19/2021	4,000	221,320
	1/17/2022	3,200	177,056
	1/16/2023	2,440	135,005
	2/19/2024	3,000	165,990
Total:		16,640	920,691

Jason E. Long	12/16/2020	750	41,498
	1/17/2022	775	42,881
	1/16/2023	750	41,498
	2/19/2024	1,220	67,503

Total:		3,495	193,380

Larry G. Dillon	1/20/2020	4,000	221,320
	1/19/2021	4,000	221,320
	1/17/2022	3,200	177,056
	1/16/2023	2,440	135,005
	2/19/2024	3,000	165,990
Total:		16,640	920,691

Bryan E. McKernon	1/20/2020	850	47,031
	1/19/2021	850	47,031
	1/17/2022	900	49,797
	1/16/2023	800	44,264
	2/19/2024	1,000	55,330
Total:		4,400	243,453

S. Dustin Crone	1/20/2020	1,750	96,828
	1/19/2021	1,750	96,828
	1/17/2022	1,400	77,462
	1/16/2023	1,070	59,203
	2/19/2024	1,350	74,696
Total		7,320	405,017

[1]

The amounts in this column reflect the number of shares of restricted stock granted from 2015 through 2019 to each NEO pursuant to the 2013 Stock and Incentive Plan.  Shares vest in their entirety on the fifth anniversary of the grant date, subject to accelerated vesting under certain circumstances, and participants are entitled to non-forfeitable dividends on unvested shares equal to dividends declared to common shareholders.  This table does not include awards under the 2019 long-term equity incentive compensation award, which were granted on February 18,  2020.

[2]	The amounts in this column represent the fair market value of the restricted stock as of December 31, 2019. The closing price of the Corporation’s stock was $55.33 on that date.

The following table provides information regarding the value realized by our NEOs who held restricted stock that vested during 2019.  None of the NEOs exercised any stock options during 2019.

Stock Vested for 2019

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting[1]
Name	(#)	($)
Thomas F. Cherry	4,000	204,000
Jason E. Long	1,200	62,576
Larry G. Dillon	4,000	204,000
Bryan E. McKernon	850	43,350
S. Dustin Crone	—	—

[1]

The value realized on vesting is the fair market value based on the closing price of the Corporation’s stock on the date of vesting multiplied by the number of shares that vested.  For purposes of this table, where the date of vesting was a non-business day, the closing price of the Corporation’s stock on the business day prior to the date of vesting was used.

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer under the Retirement Plan, which is described in more detail on page 31.

Pension Benefits as of December 31, 2019

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit[1]	Fiscal Year
Name	Plan Name	(#)	($)	($)
Thomas F. Cherry	Retirement Plan	23	556,195	—
Jason E. Long	Retirement Plan	5	34,112	—
Larry G. Dillon[2]	Retirement Plan	42	1,901,522	—
Bryan E. McKernon[3]	n/a	—	—	—
S. Dustin Crone[3]	n/a	—	—	—

[1]

Assumptions used in the calculation of these amounts are included in Note 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2019 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 3, 2020. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based for 2019 on the December 2018 average yield for 30-year Treasuries plus 150 basis points, not to exceed the IRS third segment rate.

[2]	As noted earlier, Mr. Dillon is eligible for retirement under the Retirement Plan.

[3]	Messrs. McKernon and Crone are not participants in the Retirement Plan.

Nonqualified Deferred Compensation for 2019

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan, which is described in more detail on page 32.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY1	Last FY2	in Last FY3	Distributions	at Last FYE[4,5]
Name	($)	($)	($)	($)	($)
Thomas F. Cherry	—	76,000	171,441	—	1,057,228
Jason E. Long	—	10,600	11,586	—	68,823
Larry G. Dillon	—	60,700	163,106	—	1,630,025
Bryan E. McKernon	—	—	493,617	—	2,807,983
S. Dustin Crone	—	28,075	54,796	—	341,519

[1]

Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer any portion of their base salary or awards earned under the MIP.  No employee deferrals were made in 2019.

[2]

Amounts in this column represent discretionary employer contributions for 2019 for each NEO other than Mr. McKernon, including Excess Match contributions and SERP contributions, which were not paid to the plan as of the end of the fiscal year.  These amounts are reported as 2019 compensation in the Summary Compensation Table on page 38 and were paid by the Corporation in January 2020 into each respective NEO’s account in the Nonqualified Plan.

[3]	Earnings (losses) attributed to participants under the Nonqualified Plan are actual returns based on their investment elections under the plan.

[4]

The aggregate balance includes $732,413, $68,823 and $329,766 for Messrs. Cherry, Long and Crone, respectively, which amounts were not vested as of December 31, 2019.  These amounts would vest upon death, disability, retirement or a change in control, except for Mr. Cherry whose unvested balance vested as of February 18, 2020.

[5]

Of the amounts disclosed in this column, $538,479, $28,875, $1,213,878, $437,899, and $117,325 were previously reported as compensation to Messrs. Cherry, Long, Dillon, McKernon and Crone, respectively, in Summary Compensation Tables for years prior to 2019.

Payments Upon Termination or Change in Control

The following table shows the potential payments upon termination, including following a change in control of the Corporation, for the NEOs based on agreements and plans in effect as of December 31, 2019.  The amounts in this table are calculated assuming the change in control or termination event occurred on December 31, 2019 and all executives were paid in a lump sum payment.    The closing price of the Corporation’s stock was $55.33 per share on December 31, 2019.

		Unvested and
		Accelerated		Supplemental
		Restricted	Welfare	Retirement	280G Tax
	Severance	Stock	Benefits	Benefits	Gross-ups[7,8]	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)
Thomas F. Cherry President/Chief Executive Officer
Voluntary Termination[1]	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-
Change in Control By Corporation without Cause[2]	1,150,000	920,691	26,337	732,413	1,238,129	4,067,570
By Executive with Good Reason[2]	1,150,000	920,691	26,337	732,413	1,238,129	4,067,570
Retirement[9]	-	-	-	-	-	-
Disability[11]	-	920,691	-	732,413	-	1,653,104
Death[11]	-	920,691	-	732,413	-	1,653,104
Jason E. Long Senior Vice President/Chief Financial Officer/Secretary
Voluntary Termination[1]	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-
Change in Control By Corporation without Cause[3]	267,000	193,380	11,876	68,823	-	541,079
By Executive with Good Reason[3]	267,000	193,380	11,876	68,823	-	541,079
Retirement[9]	-	-	-	-	-	-
Disability[11]	-	193,380	-	68,823	-	262,203
Death[11]	-	193,380	-	68,823	-	262,203
Larry G. Dillon Executive Chairman
Voluntary Termination[1]	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-
Change in Control By Corporation without Cause[4]	1,387,500	920,691	318,843	-	1,104,318	3,731,352
By Executive with Good Reason[4]	1,387,500	920,691	318,843	-	1,104,318	3,731,352
Retirement[10]	-	920,691	313,783	-	-	1,234,474
Disability[10]	-	920,691	313,783	-	-	1,234,474
Death[10]	-	920,691	313,783	-	-	1,234,474
Bryan E. McKernon[12] President/Chief Executive Officer of C&F Mortgage
Voluntary Termination[1]	-	-	-	-	-	-
By Corporation without Cause[1]	176,250	-	-	-	-	176,250
By Corporation with Cause[1]	-	-	-	-	-	-
Change in Control By Corporation without Cause[5]	470,000	243,453	18,486	-	-	731,939
By Executive with Good Reason[5]	470,000	243,453	18,486	-	-	731,939
Retirement[9]	-	-	-	-	-	-
Disability[11]	-	243,453	-	-	-	243,453
Death[11]	-	243,453	-	-	-	243,453
S. Dustin Crone President/Chief Executive Officer of C&F Finance
Voluntary Termination[1]	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-
Change in Control By Corporation without Cause[6]	346,500	405,017	7,178	329,766	-	1,088,461
By Executive with Good Reason[6]	346,500	405,017	7,178	329,766	-	1,088,461
Retirement[9]	-	-	-	-	-	-
Disability[11]	-	405,017	-	329,766	-	734,783
Death[11]	-	405,017	-	329,766	-	734,783

[1]

There are no payments due for Messrs. Cherry, Long, Dillon or Crone under separation of service other than in connection with a change in control.  Mr. McKernon would receive a severance payment equal to nine months of his base salary if the Corporation elected to terminate his services without cause.

[2]

Upon termination by the Corporation without cause following a change in control, or termination by Mr. Cherry with good reason following a change in control, his severance would be the sum of (1) two times the highest annual base salary during the 24 months preceding the change in control date and (2) two times the highest annual bonus in the three years preceding the change in control date.  Unvested restricted stock totaling 16,640 shares would immediately vest on the change in control date.  The welfare benefits represent the net present value of benefits costs for two years after the assumed change in control date.  The retirement benefits represent the unvested balance in the Nonqualified Plan related to SERP contributions that would immediately vest on the change in control date.

[3]

Upon termination by the Corporation without cause following a change in control, or termination by Mr. Long with good reason following a change in control, his severance would be the sum of (1) one times the highest annual base salary during the 24 months preceding the change in control date and (2) one times the highest annual bonus in the three years preceding the change in control date.  Unvested restricted stock totaling 3,495 shares would immediately vest on the change in control date.  The welfare benefits represent the net present value of benefits costs for one year after the assumed change in control date.  The retirement benefits represent the unvested balance in the Nonqualified Plan related to SERP contributions that would immediately vest on the change in control date.

[4]

Upon termination by the Corporation without cause following a change in control, or termination by Mr. Dillon with good reason following a change in control, his severance would be the sum of (1) two and one-half times his highest annual base salary during the 24 months preceding the change in control date and (2) two and one-half times his highest annual bonus in the three years preceding the change in control date.  Unvested restricted stock totaling 16,640 shares would immediately vest on the change in control date.  The welfare benefits include the actuarial present value of post-retirement medical and dental insurance premiums for Mr. Dillon and his spouse for life as well as the net present value of life and disability insurance benefits for three years after the assumed change in control date.  No value has been assigned to the CEO’s right to have his primary residence acquired for its appraised fair market value due to the inability to estimate such an expense.

[5]

Upon termination by the Corporation without cause following a change in control, or termination by Mr. McKernon with good reason following a change in control, his severance would be two times the highest annual base salary during the 24 months preceding the change in control date.  Unvested restricted stock totaling 4,400 shares would immediately vest on the change in control date.  The welfare benefits represent the net present value of benefits costs for two years after the assumed change in control date.

[6]

Upon termination by the Corporation without cause following a change in control, or termination by Mr. Crone with good reason following a change in control, his severance would be the sum of (1) one times the highest annual base salary during the 24 months preceding the change in control date and (2) one times the highest annual bonus in the three years preceding the change in control date.  Unvested restricted stock totaling 7,320 shares would immediately vest on the change in control date.  The welfare benefits represent the net present value of benefits costs for one year after the assumed change in control date.  The retirement benefits represent the unvested balance in the Nonqualified Plan related to SERP contributions that would immediately vest on the change in control date.

[7]

Prior to 2009, the Corporation entered into agreements with employees that provided for 280G tax gross-ups.  The CIC Agreements with Messrs. Long and Crone do not provide for such payments, and the Committee has expressed a commitment to refrain from entering into future agreements that provide for such payments.

[8]

If any payments to or benefits under the CIC Agreements with Messrs. Cherry, Dillon or McKernon would be subject to excise tax as an “excess parachute payment” under Section 280G of the Code, the Corporation has agreed to pay 280G tax gross-ups to cover the excise tax liability and the taxes on the gross-up payment (except in certain circumstances, as described further on page 36).  The amount shown represents the estimated 280G tax gross-ups for Messrs. Cherry and Dillon.  No 280G tax gross-up would have been paid under the CIC Agreement with Mr. McKernon, because his payments would not be subject to excise tax.

[9]

Messrs. Cherry, Long and Crone were not eligible for retirement or early retirement for purposes of the restricted stock accelerated vesting provisions on December 31, 2019.  Mr. McKernon was not eligible for retirement, but was eligible for early retirement for purposes of the restricted stock accelerated vesting provisions on December 31, 2019.  Had Mr. McKernon terminated employment on December 31, 2019 due to early retirement, he would have received accelerated vesting of 4,400 shares of outstanding restricted stock, with 850 of those shares vesting immediately and 3,550 of those shares vesting on December 31, 2020 subject to compliance with a non-competition agreement through December 31, 2020.

[10]

Mr. Dillon was eligible for retirement at December 31, 2019.  Upon retirement or separation of service due to disability or death, Mr. Dillon’s unvested restricted stock totaling 16,640 shares would immediately vest.  Additionally, Mr. Dillon would be entitled to payment of post-retirement medical and dental insurance premiums for himself and his spouse for life, which is reported in this table as an actuarial present value of those premiums.

[11]

Payments for separation of service due to disability or death include accelerated vesting of restricted stock.  In addition, Messrs. Cherry, Long and Crone would be immediately vested in balances in the Nonqualified Plan related to SERP contributions.

[12]

No value is provided for C&F Mortgage’s right to purchase a limited non-solicitation commitment from Mr. McKernon in the event of termination of his employment for any reason other than pursuant to a three-year notice, because such purchase is subject to C&F Mortgage’s election and the amount of any such purchase would depend on certain elections to be made by C&F Mortgage.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2019 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation plans
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options	outstanding options	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders [1]	—	$—	277,901
Equity compensation plans not approved by shareholders	—	—	—
Total	—	$—	277,901

[1]	Consists of the 2013 Stock and Incentive Plan.

CEO Pay Ratio

We determined that the 2019 annual total compensation of the median-compensated employee of all our employees, other than the CEO, as of December 31, 2019 was $67,157; the CEO’s 2019 annual total compensation was $939,650; and the ratio of these amounts was 14:1.

For our median compensated employee as of December 31, 2019,  we used the same employee who was identified as our median compensated employee as of December 31, 2017 and December 31, 2018, as there has been no change in our employee population or employee compensation arrangements during 2018 or 2019 that the Corporation believes would result in a significant change in our CEO pay ratio disclosure.  As of December 31, 2017,  our total population consisted of 667 employees, all of whom worked in the United States. This population consisted of all of our full-time and part-time employees. To identify the median compensated employee, we used a consistently applied compensation measure defined as gross wages as reported on each employee’s 2017 IRS Form W-2. We further annualized pay for those individuals not employed for a full year in 2017, but who were employed as of December 31, 2017.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE MATTERS

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. (“YHB”) as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2020. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2019.  In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accountant for 2021.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Evaluation and  Selection of Principal Accountant

The Audit Committee performs an annual evaluation of YHB as its independent registered public accountant.  As part of this evaluation, the Audit Committee considers various matters that are relevant to the suitability of the firm, its independence, and the quality of the audit services provided to the Corporation.  Among other matters, the Audit Committee considers communications with the firm related to its independence and the performance of its audits, its reputation, and the results of inspections and reviews performed by the Public Company Accounting Oversight Board of the firm’s audits and quality controls.  The Audit Committee is responsible for approving the compensation paid to the Corporation’s independent registered public accountant.  In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent public accounting firm.  The Audit Committee oversees the Corporation’s cooperation with its independent registered public accountant to ensure the firm’s continuing independence.  Key audit partners involved in the audit of the consolidated financial statements of the Corporation are rotated every five years as required by law and SEC regulations. YHB has served as the Corporation’s independent registered public accountant since 1997.

The members of the Audit Committee and the Board believe that continued retention of YHB to serve as the Corporation’s independent registered public accountant is in the best interests of the Corporation and its shareholders.    Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

Principal  Accountant  Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by YHB during those periods.  All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2019	2018
Audit fees [1]	$281,500	$252,500
Audit-related fees [2]	62,950	48,500
Tax fees [3]	40,658	30,500
All other fees	—	—
	$385,108	$331,500

[1]

Audit fees consist of audit and review services, consents, review of documents filed with the SEC; C&F Mortgage’s, C&F Select LLC’s and C&F Finance’s standalone audits; review of the Bank’s special purpose standalone financial statements; and the attestation report on internal controls under SEC rules.  For 2019, includes amounts billed through December 31, 2019, and additional amounts estimated to be billed for the 2019 audit.

[2]	Audit-related fees consist of employee benefit plan audits; HUD audits; and consultation concerning financial accounting, reporting standards and other related issues.

[3]	Tax fees consist of preparation of federal and state tax returns; reviews of quarterly estimated tax payments and consultations regarding tax compliance issues.

Audit  Committee  Pre-Approval  Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accountant.  The Audit Committee, or a designated member of the Audit

Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provision of such services does not impair the registered public accountant’s independence.  The Audit Committee has delegated interim pre-approval authority to Mr. D. Anthony Peay,  Chair of the Audit Committee.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The CFO will report to the Audit Committee actual fees incurred periodically throughout the year, by category of service.  With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee.  Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee (or the Audit Committee Chair) by both the independent registered public accountant and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  The Audit Committee conducts an annual review of its pre-approval policy to evaluate the policy’s appropriateness and compliance with applicable law and exchange listing standards.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Corporation is currently comprised of five directors, all of whom satisfy all of the following criteria:  (1) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (2) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (3) are not affiliated persons of the Corporation or any of its subsidiaries, (4) have not participated in the preparation of the financial statements of the Corporation or any of its current subsidiaries at any time during the past three years, and (5) are competent to read and understand financial statements.  In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.  The Board has determined that the Chair of the Audit Committee, Mr. D. Anthony Peay, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act.  Mr. Peay is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.”  The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board of Directors to assist the Board in overseeing: (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accountant, (4) the Corporation’s compliance with legal and regulatory requirements, (5) the review, approval and ratification of all covered related party transactions and (6) the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.  The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accountant and the internal auditors for the Corporation, as well as establishing the terms of such engagements.  The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services.  The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.  The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process.  In fulfilling its oversight responsibilities for the financial statements for fiscal year 2019, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;
•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2019 with management and YHB, the Corporation’s independent registered public accountant;

•	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;
•	Discussed with YHB the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, relating to the conduct of the audit; and
•

Received written disclosures and a letter from YHB as required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence.  The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.  In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accountant and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee

D. Anthony Peay, Chair
Dr. Julie R. Agnew	James T. Napier
J. P. Causey Jr.	C. Elis Olsson

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 21, 2020, the beneficial ownership of the Corporation’s common stock, par value $1.00 per share, held by (a) each director and director nominee, (b) each named executive officer, and (c) all currently-serving directors and executive officers of the Corporation as a group.

	Amount and Nature of
Name	Beneficial Ownership[1]		Percent of Class
Julie R. Agnew	2,042	(2)	*
J. P. Causey Jr.	27,541	(2)	*
Thomas F. Cherry	36,635	(3)	1.0%
S. Dustin Crone	11,308	(3)	*
Larry G. Dillon	42,812	(3)	1.2%
Audrey D. Holmes	11,118	(2)	*
James H. Hudson III	12,797	(2)	*
Elizabeth R. Kelley	2,042	(2)	*
Jason E. Long	5,528	(3)	*
Bryan E. McKernon	14,816	(3)	*
James T. Napier	3,505	(2)	*
C. Elis Olsson	11,465	(2)	*
D. Anthony Peay	525	(2)	*
Paul C. Robinson	13,947	(2)	*
George R. Sisson III	2,505	(2)	*
All Directors and Executive Officers as a group (16 persons)	203,939		5.6%

*Represents less than 1 percent of the total outstanding shares of the Corporation’s common stock.

[1]

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).  Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown, and none of such shares are pledged.

[2]

Includes 1,200 shares each of stock restricted as to sale or other transfer for each non-employee director other than Messrs. Peay and Sisson and includes 425 shares each of stock restricted as to sale or other transfer for Messrs. Peay and Sisson.  A description of the plan under which these restricted shares of stock were issued is set forth above in “Director Compensation.”  Also includes 3,720 shares held by Mr. Olsson’s adult children, with respect to which shares Mr. Olsson shares voting and investment power, and 500 shares held in a family trust, of which Mr. Olsson is co-trustee, with respect to which shares Mr. Olsson shares voting and investment power.  Also includes 1,200 shares held by the Mary Hedrick Causey Family Trust, with respect to which shares Mr. Causey has voting and investment power in his capacity as trustee for the trust.  Excludes 389 and 788 shares held solely by Mr. Hudson’s and Mr. Olsson’s spouses, respectively, as to which Mr. Hudson and Mr. Olsson disclaim beneficial ownership; and excludes 3,488 shares held solely by Ms. Holmes’ mother as to which Ms. Holmes disclaims beneficial ownership.

[3]

Includes 15,690,  6,970, 13,630,  4,995 and 4,600 shares of stock restricted as to sale or other transfer for Messrs. Cherry, Crone, Dillon, Long and McKernon, respectively.  A description of the plan under which these restricted shares of stock were issued is set forth above in greater detail in “Compensation Discussion and Analysis.”

As of  February 21, 2020, there are no shareholders known to the Corporation to be the beneficial owners of more than 5 percent of the Corporation’s common stock, par value $1.00 per share, which is the Corporation’s only voting security outstanding.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of greater than 10 percent of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock.  Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2019 except that Mr. Dillon reported one transaction late on a Form 5 on February 19, 2020 that should have been reported by February 14, 2020.

Interest of Management in Certain Transactions

As of December 31, 2019, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $3.0 million, or 1.8 percent of total year-end capital.  The maximum aggregate amount of such indebtedness outstanding during 2019 was $2.4 million, or 1.5 percent of total year-end capital.  These loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties, and in the opinion of management and the Corporation’s Board, do not involve more than the normal risks of collectability or present other unfavorable features.  The Corporation expects to have similar banking transactions in the future with its officers, directors and their associates.

The Corporation’s Board of Directors has adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions.  The Audit Committee oversees this policy.  The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the transaction involves compensation approved by the Compensation Committee or with respect to loans to or similar relationships with related parties, the loan or other relationship has been approved in accordance with the Corporation’s Regulation O procedures and is not disclosed as nonaccrual, past due, restructured or a potential problem loan.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval.  After review, the Audit Committee will approve or disapprove such transaction and quarterly, management will update the Audit Committee as to any material change to the approved related party transaction.  The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest.  For purposes of determining whether a transaction is a related party transaction, the Audit Committee refers to Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5 percent of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5 percent or greater beneficial ownership interest.

Other Business

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One, Proposal Two and Proposal Three referred to above.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

Shareholder Proposals For 2021 Annual Meeting

If any shareholder intends to propose a matter for consideration at the Corporation’s 2021 Annual Meeting (other than director nominations, discussed on pages 10 and 11), notice of the proposal must be received in writing by the Corporation’s Secretary by January 27, 2021.  If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2021 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary, at the Corporation’s principal office in West Point, Virginia, on or before November 13, 2020.

In addition, the proxy solicited by the Board of Directors for the 2021 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 27, 2021, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Jason E. Long
Secretary

West Point, Virginia

March 13, 2020

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2019, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 802 Main Street, P.O. Box 391, West Point, Virginia 23181.  Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s website at www.cffc.com.

Appendix A

Past Compensation Peer Groups

2017 Compensation Benchmarking Peer Group and

2017 Incentive Compensation Peer Group

The financial institutions included in the 2017 Compensation Benchmarking Peer Group are shown in the table below.    The 2017 Incentive Compensation Peer Group was comprised of the same institutions except as noted below.

Access National Corporation (VA)	Old Line Bancshares, Inc. (MD)
American National Bankshares Inc. (VA)	Old Point Financial Corporation (VA)
CapStar Financial Holdings, Inc. (TN)	Paragon Commercial Corporation (NC)[1]
Community Bankers Trust Corporation (VA)	Peoples Bancorp of North Carolina, Inc. (NC)
The Community Financial Corporation (MD)	Porter Bancorp, Inc. (KY)
Farmers Capital Bank Corporation (KY)	Premier Financial Bancorp, Inc. (WV)
First Community Bancshares, Inc. (VA)	Reliant Bancorp, Inc. (TN)
First South Bancorp, Inc. (NC) [1]	Shore Bancshares, Inc. (MD)
First United Corporation (MD)	SmartFinancial, Inc. (TN)
HomeTrust Bancshares, Inc. (NC)	Southern National Bancorp of Virginia, Inc. (VA)
HopFed Bancorp, Inc. (KY)	Summit Financial Group, Inc. (WV)
Howard Bancorp, Inc. (MD)	WashingtonFirst Bankshares, Inc. (VA) [1]
National Bankshares, Inc. (VA)

1First South Bancorp, Inc., Paragon Commercial Corporation, and WashingtonFirst Bankshares, Inc. were acquired prior to December 31, 2017 and were therefore not included in the 2017 Incentive Compensation Peer Group.

2018 Incentive Compensation Peer Group

The financial institutions included in the 2018 Incentive Compensation Peer Group are shown in the table below.

Access National Corporation (VA)	National Bankshares, Inc. (VA)
American National Bankshares Inc. (VA)	Old Line Bancshares, Inc. (MD)
CapStar Financial Holdings, Inc. (TN)	Old Point Financial Corporation (VA)
Community Bankers Trust Corporation (VA)	Peoples Bancorp of North Carolina, Inc. (NC)
The Community Financial Corporation (MD)	Premier Financial Bancorp, Inc. (WV)
Entegra Financial Corp. (NC)	Reliant Bancorp, Inc. (TN)
First Community Bancshares, Inc. (VA)	Select Bancorp, Inc. (NC)
First United Corporation (MD)	Shore Bancshares, Inc. (MD)
HopFed Bancorp, Inc. (KY)	SmartFinancial, Inc. (TN)
Howard Bancorp, Inc. (MD)	Southern National Bancorp of Virginia, Inc. (VA)
Limestone Bancorp, Inc. (KY)	Summit Financial Group, Inc. (WV)
MVB Financial Corp. (WV)

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ANNUAL MEETING OF SHAREHOLDERS OF C&F FINANCIAL CORPORATION April 21, 2020 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20530300000000001000 0 042120 O D. Anthony Peay Class I FOR ALL NOMINEES Corporation’s independent registered public accountant for the fiscal year Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect one Class I director and four Class III directors as instructed below. NOMINEES: O Dr. Julie R. AgnewClass III WITHHOLD AUTHORITYO J.P. Causey Jr.Class III FOR ALL NOMINEESO Thomas F. CherryClass III O George R. Sisson IIIClass III FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers disclosed in the Proxy Statement. 3. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the ending December 31, 2020. 4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.  Management presently knows of no other business to be presented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3. Meeting Attendance I plan to attend the Annual Meeting on Tuesday, April 21, 2020 at the location printed on the back of this proxy card. Please check here if you plan to attend the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of ShareholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and 2019 Annual Report to Shareholders are available at http://www.astproxyportal.com/ast/08723/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

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0 C&F FINANCIAL CORPORATION This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally, as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of the close of business on February 21, 2020, at the Annual Meeting of Shareholders to be held Tuesday, April 21, 2020 at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, or any adjournment thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the reverse side of this proxy card. If no direction is made, this proxy will be voted FOR all director nominees in Proposal 1 and FOR Proposals 2 and 3, and on any other matters, to the extent entitled, in the best judgment of the proxy agents. (Continued and to be signed on Reverse Side) 14475 1.1

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